EXHIBIT 10.41
CREDIT AGREEMENT
Dated as of February 23, 2007
among
WILLIAMS PRODUCTION RMT COMPANY
as Counterparty
WILLIAMS PRODUCTION COMPANY, LLC
as Guarantor
CITIBANK, N.A.
as Administrative Agent
CITIGROUP ENERGY INC.
as Computation Agent
CALYON NEW YORK BRANCH
as Collateral Agent and PV Determination Agent
and
THE BANKS NAMED HEREIN
as Banks
CITIGROUP GLOBAL MARKETS INC.
and
CALYON NEW YORK BRANCH
Joint Lead Arrangers and Co-Book Runners

TABLE OF CONTENTS
(continued)

TABLE OF CONTENTS
(continued)

Schedules and Exhibits

Schedule I	Bank Information
Schedule II	Notice Information for the Credit Parties
Schedule III	Bank Credit Support Thresholds
Schedule IV	Limited Permitted Liens
Schedule V	General Permitted Liens

Exhibit A	Opinion of In-House Counsel
Exhibit B	Opinion of Gibson, Dunn & Crutcher
Exhibit C	Form of Security Agreement
Exhibit D	Form of Engineering Report
Exhibit E	Form of ISDA Master Agreement
Exhibit F	Form of Subordination Agreement
Exhibit G	Form of Counterparty Daily Report
Exhibit H	Form of Computation Agent Daily Report
Exhibit I	Form of Acceptable Letter of Credit
Exhibit J	Form of New Bank Agreement
Exhibit K	Form of Bank Guaranty
Exhibit L	Form of Report Identifying Banks
Exhibit M	Pre-Approved Delivery Points
Exhibit N	Pre-Approved Hedge Types

CREDIT AGREEMENT
     This Credit Agreement dated as of February 23, 2007 (as it may be amended, modified, supplemented, renewed, extended or restated from time to time, this “Agreement”), is by and among Williams Production RMT Company, a Delaware corporation (the “Counterparty”), Williams Production Company, LLC, a Delaware limited liability company, as Guarantor, the Banks, Citibank, N.A., as Administrative Agent, Citigroup Energy Inc., as Computation Agent, and Calyon New York Branch, as Collateral Agent and as PV Determination Agent. In consideration of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
     SECTION 1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
     “Acceptable Bank Guaranty” means an agreement substantially in the form of Exhibit K executed by a Bank or a direct or indirect parent of a Bank and delivered to the Collateral Agent.
     “Acceptable Collateral” means cash and direct United States treasury obligations having a remaining term to maturity of less than one year, in each case, (i) deposited into the Collateral Account and (ii) in which the Collateral Agent has an Acceptable Security Interest.
     “Acceptable Credit Support” means Acceptable Collateral and Acceptable Letters of Credit (including the proceeds of any Acceptable Letter of Credit); provided that Acceptable Credit Support does not include any Bank Credit Support that is not Retained Bank Credit Support.
     “Acceptable Letter of Credit” means a letter of credit (i) that is issued by a commercial bank domiciled in the United States having senior unsecured long-term Dollar-denominated debt or deposit obligations rated at least A2 by Moody’s and at least A by S&P, (ii) that is delivered to the Collateral Agent, (iii) that names the Collateral Agent as sole beneficiary, subject to transfer to any successor Collateral Agent, (iv) that is in substantially the form of Exhibit I or is otherwise in form and substance satisfactory to the Collateral Agent and (v) that is specifically made transferable to any successor Collateral Agent. With respect to any Acceptable Letter of Credit, (a) phrases such as “deposit into the Collateral Account” or “deposit to the Collateral Account” or phrases of like import shall be deemed also to mean “delivered to the Collateral Agent”, and (b) phrases such as “held in the Collateral Account”, “retained in the Collateral Account”, or “in the Collateral Account” or phrases of like import shall be deemed also to mean “delivered to and held by the Collateral Agent”.
     “Acceptable Security Interest” in any property means a Lien granted pursuant to a Security Document (a) which exists in favor of the Collateral Agent for the benefit of the Agents and the Banks, (b) which is superior to all other Liens, except Limited Permitted Liens, (c) which secures all of the Obligations and secures only the Obligations and (d) which is perfected and is enforceable by the Collateral Agent for the benefit of the Agents and the Banks against all other Persons in preference to any rights of any such other Persons therein (other than beneficiaries of Limited Permitted Liens); provided that such Lien may be subject to Limited Permitted Liens.

     “Acquired Reserves Engineering Report” means an Audited Report covering all newly acquired Proved Reserves that the Counterparty desires to have included in the Present Value determination and Forecasted Annual Production.
     “Administrative Agent” means Citibank, in its capacity as administrative agent pursuant to Article VII, and any successor Administrative Agent pursuant to Section 7.5.
     “Agents” means the Administrative Agent, the Collateral Agent, the Computation Agent and the PV Determination Agent.
     “Aggregate Net MTM Exposure” means, at any time, the sum of (i) the net MTM Exposure for all Qualifying Hedges most recently determined by the Computation Agent (expressed as a positive number if the Counterparty would have a net MTM Exposure to the Banks on all Qualifying Hedges (that is, such net MTM Exposure represents a potential loss of the Counterparty) and expressed as a negative number if the Banks would have a net MTM Exposure to the Counterparty on all Qualifying Hedges (that is, such net MTM Exposure represents a potential gain of the Counterparty)) plus (ii) the aggregate amount secured by any Limited Permitted Lien (other than Liens described in clause (b) of Schedule IV) that encumbers any Acceptable Credit Support (or, if less, the amount of the Acceptable Credit Support so encumbered) or encumbers any amount that would be payable by a Bank pursuant to the second sentence of Section 2.7 if a Present Value Deficiency existed (or, if less, the portion of such amount that is so encumbered) minus (iii) the amount of Acceptable Credit Support in the Collateral Account.
     “Agreement” has the meaning specified in the first paragraph hereof.
     “Apco Argentina” means Apco Argentina, Inc., a Cayman Islands corporation.
     “Applicable Credit Support Threshold” means, for any Bank, the amount set forth in the table on Schedule III opposite the heading “Applicable Credit Support Threshold” for the relevant ratings applicable to such Bank. The Applicable Credit Support Threshold for any Bank shall change when and as any relevant rating applicable to such Bank changes.
     “Applicable Office” means, as to any Bank, the principal office through which such Bank has entered into Qualifying Hedges.
     “Approved Engineer” means Netherland, Sewell & Associates, Inc., Miller and Lents, Ltd., Ryder Scott Company, LP or other certified independent engineers of recognized standing satisfactory to the PV Determination Agent.
     “Asset” or “property” (in each case, whether or not capitalized) means any right, title or interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible, including Equity Interests and Hydrocarbon Interests.
     “Attributable Obligation” of any Person means, with respect to any Sale and Leaseback Transaction of such Person as of any particular time, the present value at such time discounted at the rate of interest implicit in the terms of the lease of the obligations of the lessee under such lease for net rental payments during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of such Person only, be extended).
     “Audited Report” means an Engineering Report prepared by the Credit Party Entities and/or an Approved Engineer (provided that a portion of such report covering at least 90% of the Proved Reserves covered by such report shall be audited and/or prepared by an Approved Engineer) and based upon pricing and other assumptions made in accordance with the rules, regulations and other applicable requirements of the United States Securities and Exchange Commission applicable to reserves reporting.
     “Authorized Financial Officer” of any Person means the chief financial officer, chief accounting officer, chief risk officer or treasurer of such Person.
     “Authorized Officer” of any Person means the president, the chief executive officer, any Authorized Financial Officer, the general counsel, any vice president, the secretary, any assistant secretary, the treasurer, any assistant treasurer, or the controller of such Person or any other officer designated as an “Authorized Officer” by the board of directors (or equivalent governing body) of such Person.
     “Bank Credit Support” means, with respect to any Bank, (i) all collateral that such Bank is required to provide to the Counterparty pursuant to the terms of the ISDA Master Agreement to which such Bank is a party, which collateral shall be in the form of cash or direct United States treasury obligations having a remaining term to maturity of less than one year and (ii) all payments under any Acceptable Bank Guaranty executed by such Bank or its direct or indirect parent.
     “Banks” means the signatories hereto that are listed in Schedule I and each other Person that becomes a Bank pursuant to Section 2.8 or Section 8.5(a). Each reference to a “Bank” in any Credit Document shall include each of its Designated Affiliates, and a Bank and its Designated Affiliates shall be treated as one entity (including for purposes of computation of the Exposure Fee, computation of net MTM Exposure, determining whether a Bank is Out of the Money, removal of a Bank pursuant to Section 2.8 and voting matters). For avoidance of doubt, a “Bank” need not be an institution that takes deposits, a bank or other financial institution.
     “Bargath Asset Transfer” means the transfer, from time to time, by the Counterparty to Bargath Inc., a Colorado corporation, of any and all gathering system assets located in Garfield and Rio Blanco Counties, state of Colorado, including gathering pipelines, delivery pipelines, lateral pipelines, easements, rights-of-way, surface leases, surface use agreements, gas processing plants, gas treatment facilities, gas compression facilities and gas dehydration facilities, all equipment associated with any of the preceding and all relevant contracts, agreements, permits, leases and licenses related to the ownership or operation of any of the assets so transferred.
     “Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:
     (a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate; or
     (b) 1/2 of 1% per annum above the Federal Funds Rate.
     “Business Day” means a day of the year on which banks are not required or authorized to close in New York City.
     “Business Entity” means a partnership, limited partnership, limited liability partnership, corporation (including a business trust), limited liability company, unlimited liability company, joint stock company, trust, unincorporated association, joint venture or other entity.
     “Calyon New York” means Calyon New York Branch.

     “Capital Lease” means a lease that in accordance with GAAP must be reflected on a Person’s balance sheet as an asset and corresponding liability.
     “Change of Control Event” means the occurrence of any of the following: (i) any Person or two or more Persons acting in concert (other than (1) Investment Grade Persons or (2) trustees or other fiduciaries holding securities under an employee benefit plan of TWC or of any Subsidiary of TWC or (3) employees of TWC or of any of its Subsidiaries) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of securities of TWC (or other securities convertible into such securities) representing 50% or more of the combined voting power of all securities of TWC entitled to vote in the election of directors, other than securities having such power only by reason of the happening of a contingency, (ii) any Person or two or more Persons acting in concert (other than (1) Investment Grade Persons or (2) TWC or Subsidiaries of TWC or (3) trustees or other fiduciaries holding securities under an employee benefit plan of TWC or of any Subsidiary of TWC or (4) employees of TWC or of any of its Subsidiaries) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of securities of any Credit Party (or other securities convertible into such securities) representing 50% or more of the combined voting power of all securities of such Credit Party entitled to vote in the election of directors or managers, other than securities having such power only by reason of the happening of a contingency or (iii) the first day on which a majority of the members of the board of directors of TWC are not Continuing Directors.
     “Citibank” means Citibank, N.A., a national banking association.
     “Class One Banks” shall be, at any time, all Banks that have an outstanding Qualifying Hedge (whether or not any such Bank is Out of the Money) or that are owed any obligation under a Qualifying Hedge that is no longer outstanding.
     “Class Two Banks” shall be, at any time, all Class One Banks other than any Bank that is Out of the Money.
     “Close-out Amount”, with respect to any Qualifying Hedge, has the meaning specified in the ISDA Master Agreement applicable to such Qualifying Hedge.
     “Code” means, as appropriate, the Internal Revenue Code of 1986, as amended, or any successor federal tax code, and any reference to any statutory provision shall be deemed to be a reference to any successor provision or provisions.
     “Collar” means a Hedge consisting of a put and a call, each entered into on the same day between the same parties, having the same expiration date and covering the same notional volume.
     “Collateral Account” means an account established with the Collateral Agent, and under its sole control (or, in the circumstances set forth in the last paragraph of Section 2.11, the control of a collateral sub-agent), in which Acceptable Credit Support and Bank Credit Support may be deposited.
     “Collateral Agent” means Calyon New York, in its capacity as collateral agent pursuant to Article VII, and any successor Collateral Agent pursuant to Section 7.5.
     “Computation Agent” means Citigroup Energy Inc., in its capacity as computation agent pursuant to Article VII, and any successor Computation Agent pursuant to Section 7.5.

     “Confirmation” has the meaning specified in any ISDA Master Agreement (including, for avoidance of doubt, any document or other confirming evidence related to Pre-Existing Transactions).
     “Consolidated” refers to the consolidation of the accounts of any Person and its Consolidated Subsidiaries in accordance with GAAP.
     “Consolidated Subsidiaries” of any Person means all Subsidiaries of such Person the financial statements of which are consolidated with those of such Person in accordance with GAAP.
     “Contingent Obligation” means any direct or indirect liability, contingent or otherwise, of a Person (i) with respect to any Debt, lease, dividend or other obligation of another if the primary purpose or intent thereof is to provide assurance to the obligee of such Debt, lease, dividend or other obligation that such Debt, lease, dividend or other obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the obligee of such Debt, lease, dividend or other obligation will be protected (in whole or in part) against loss in respect thereof or (ii) with respect to any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings. Contingent Obligations shall include, without limitation, (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the Debt, lease, dividend or other obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the Debt, lease, dividend or other obligation of another through any agreement (contingent or otherwise) (1) to purchase, repurchase or otherwise acquire such Debt, lease, dividend or other obligation or any security therefor, or to provide funds for the payment or discharge of such Debt, lease, dividend or other obligation (whether in the form of loans, advances, purchases of Equity Interests, capital contributions or otherwise) or (2) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (1) or (2) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited.
     “Continuing Directors” means, as of any date of determination, any member of the board of directors of TWC who:
     (1) was a member of such board of directors on the Effective Date; or
     (2) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.
     “Counterparty” has the meaning specified in the first paragraph hereof.
     “Credit Documents” means this Agreement, the Hedge Documents, each Security Document, each Subordination Agreement, each New Bank Agreement and each document that amends, waives or otherwise modifies any Credit Document, in each case at any time executed or delivered to any Agent or any Bank in connection herewith.
     “Credit Party” means the Counterparty and the Guarantor.
     “Credit Party Entity” means each Credit Party and each Subsidiary of a Credit Party.

     “Debt” means, in the case of any Person, the principal or equivalent amount (without duplication) of (i) indebtedness of such Person for borrowed money, (ii) obligations of such Person evidenced by bonds, debentures, notes or similar instruments (other than surety, performance and guaranty bonds), (iii) obligations of such Person to pay the deferred purchase price of property or services (other than trade payables), (iv) obligations of such Person as lessee under Capital Leases, (v) obligations of such Person under any Financing Transaction, (vi) any Attributable Obligations of such Person with respect to any Sale and Leaseback Transaction, (vii) obligations of such Person under guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, and other Contingent Obligations in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (vi) of this definition, and (viii) Contingent Obligations in respect of any production payment; provided that Debt shall not include (1) Performance Guaranties, (2) monetary obligations or guaranties of monetary obligations of Persons as lessee under leases (other than, to the extent provided hereinabove, Attributable Obligations) that are, in accordance with GAAP, recorded as operating leases, and (3) guarantees by such Person of obligations of others which are not obligations described in clauses (i) through (vi) of this definition, and provided further that where any such indebtedness or obligation of such Person is made jointly, or jointly and severally, with any third party or parties other than any Subsidiary of such Person, the amount thereof for the purpose of this definition only shall be the pro rata portion thereof payable by such Person, so long as such third party or parties have not defaulted on its or their joint and several portions thereof and can reasonably be expected to perform its or their obligations thereunder. For the avoidance of doubt, “Debt” of a Person in respect of letters of credit shall include, without duplication, only the principal amount of the obligations of such Person in respect of such letters of credit that have been drawn upon by the beneficiaries to the extent of the amount drawn, and shall include no other obligations in respect of such letters of credit.
     “December 31 Engineering Report” means an Audited Report, dated as of December 31 of any year, covering all Proved Reserves that the Counterparty desires to have included in the Present Value determination and Forecasted Annual Production.
     “Default” means any event or condition that, upon the giving of notice or passage of time or both, if required by Section 6.1, would constitute an Event of Default.
     “Defaulting Party”, in respect of any Qualifying Hedge, has the meaning specified in the ISDA Master Agreement applicable to such Qualifying Hedge.
     “Designated Affiliate” of any Bank means an affiliate of such Bank that has been designated as a Designated Affiliate of such Bank for purposes of this Agreement by notice to the Counterparty and the Administrative Agent; provided that a Bank may not so designate any Person that is, at the time of such purported designation, a Designated Affiliate of another Bank. If a Designated Affiliate of a Bank (i) is not a party to any outstanding Qualifying Hedge and (ii) is neither owed nor owes any obligation to make any payment of delivery under any Qualifying Hedge, such Bank may, by notice to the Counterparty and the Administrative Agent, terminate the designation of such Designated Affiliate as a Designated Affiliate.
     “Determining Party”, in respect of any Qualifying Hedge, means the Computation Agent for purposes of determining a Close-out Amount to be used in the determination of an Early Termination Amount with respect to such Qualifying Hedge.
     “Dollars” and “$” means lawful money of the United States of America.
     “Early Termination Amount”, in respect of any Qualifying Hedge, has the meaning specified in Section 6(e) of the ISDA Master Agreement applicable to such Qualifying Hedge.

     “Early Termination Date”, in respect of any Qualifying Hedge, has the meaning specified in the ISDA Master Agreement applicable to such Qualifying Hedge.
     “Early Termination Hedge” has the meaning specified in Section 2.6(g).
     “EDGAR” means the “Electronic Data Gathering, Analysis and Retrieval” system (or any successor system thereof), a database maintained by the Securities and Exchange Commission containing electronic filings of issuers of certain securities.
     “Effective Date” means February 23, 2007.
     “El Furrial” means WilPro Energy Services (El Furrial) Limited, a Cayman Islands corporation.
     “Engineering Report” means a report, in substantially the form of Exhibit D or otherwise reasonably satisfactory to the PV Determination Agent, setting forth, as of December 31 of any year (or as of such other date as comports with Section 2.6(a)(ii) in the event of an Unscheduled Redetermination), covering the Proved Reserves, together with a projection of the rate of production and future revenue, severance or similar taxes, operating expenses and capital expenditures with respect thereto as of such date. Such information shall be provided for each basin comprising such Proved Reserves and by category of the reserves contained in each basin, including proved developed producing, proved developed non-producing and proved undeveloped.
     “Environment” shall have the meaning set forth in 42 U.S.C. § 9601(8) or any successor statute and “Environmental” shall mean pertaining or relating to the Environment.
     “Environmental Law” means any United States local, state or federal, or any foreign, law, statute, regulation, order, consent decree, written agreement with a Governmental Authority or Governmental Requirement arising from or in connection with or relating to the protection or regulation of the Environment including those laws, statutes, regulations, orders, decrees, written agreements with a Governmental Authority and other Governmental Requirements relating to the disposal, cleanup, production, storing, refining, handling, transferring, processing or transporting of Hazardous Waste, Hazardous Substances or any pollutant or contaminant.
     “Environmental Permits” mean all material permits, licenses, registrations, exemptions and authorizations required under any Environmental Law.
     “Equity Interests” means any capital stock, partnership, joint venture, member or limited liability or unlimited liability company interest, beneficial interest in a trust or similar entity or other equity interest or investment of whatever nature or any warrant, option or other right to acquire any Equity Interest.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder from time to time.
     “ERISA Affiliate” of any Credit Party means any trade or business (whether or not incorporated) which is a member of a group of which such Credit Party is a member and which is under common control or is treated as a single employer with such Credit Party within the meaning of Section 414 of the Code and the regulations promulgated thereunder.
     “Events of Default” has the meaning specified in Section 6.1.

     “Exposure Fee” has the meaning specified in Section 2.4(b).
     “Federal Funds Rate” means, for any day, a fluctuating interest rate per annum equal for such day to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.
     “Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any federal agency or authority of the United States from time to time succeeding to its function.
     “Financing Transaction” means, with respect to any Person (i) any prepaid forward sale of oil, gas or minerals by such Person (other than gas balancing arrangements in the ordinary course of business), that is intended primarily as a borrowing of funds, excluding volumetric production payments and (ii) any interest rate, currency, commodity or other swap, collar, cap, option or other derivative that is intended primarily as a borrowing of funds (excluding interest rate, currency, commodity or other swaps, collars, caps, options or other derivatives to hedge against risks in the ordinary course of business), with the amount of the obligations of such Person thereunder being the net obligations of such Person thereunder.
     “Fiscal Quarter” means any quarter of a Fiscal Year.
     “Fiscal Year” means any period of twelve consecutive calendar months ending on December 31.
     “Forecasted Annual Production” means, for any year, the projected amounts of oil and natural gas production for such year from the Proved Reserves (i) until the delivery of the first December 31 Engineering Report delivered after the Effective Date, as set forth in Section 5.2(c) and (ii) on and after the delivery of the first December 31 Engineering Report delivered after the Effective Date, as outlined in the most recent December 31 Engineering Report and any subsequent Acquired Reserves Engineering Reports. For avoidance of doubt, the Forecasted Annual Production is determined solely for purposes of determining compliance with Section 5.2(c) and is not necessarily the same as annual production forecasted in connection with any redetermination of the Present Value.
     “GAAP” means generally accepted accounting principles in the United States as defined by the American Institute of Certified Public Accountants (the “AICPA”) Statement of Auditing Standards Number 69, including pronouncements of the Financial Accounting Standards Board and the AICPA.
     “Gas Transaction” shall have the meaning set forth in the ISDA Master Agreements.
     “General Permitted Liens” means Liens specifically described on Schedule V.
     “Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
     “Governmental Requirements” means all judgments, orders, writs, injunctions, decrees, awards, laws, ordinances, statutes, regulations, rules, franchises, permits, certificates, licenses, authorizations and the like and any other requirements of any government or any commission, board, court, agency, instrumentality or political subdivision thereof.

     “Guarantor” means WPC.
     “Hazardous Substance” shall have the meaning set forth in 42 U.S.C. § 9601(14) and shall also include each other substance considered to be a hazardous substance under any Environmental Law.
     “Hazardous Waste” shall have the meaning set forth in 42 U.S.C. § 6903(5) and shall also include each other substance considered to be a hazardous waste under any Environmental Law (including 40 C.F.R. § 261.3).
     “Hedge” means, in each case whether settled physically, financially or otherwise, (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into (i) which is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse purchase transaction, buy/sell-back transaction, securities lending transaction, weather index transaction or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions) or (ii) which is a type of transaction that is similar to any transaction referred to in clause (i) above that is currently, or in the future becomes, recurrently entered into in the financial markets (including terms and conditions incorporated by reference in such agreement) and which is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, economic indices or measures of economic risk or value, or other benchmarks against which payments or deliveries are to be made and (b) any combination of these transactions.
     “Hedge Documents” means each ISDA Master Agreement and each Confirmation.
     “Hydrocarbon Interests” means all rights, titles, interests and estates now owned or hereafter acquired in any and all oil, gas and other liquid or gaseous hydrocarbon properties and interests, including mineral fee or lease interests, concession agreements, license agreements or similar Hydrocarbon interests granted by an appropriate Governmental Authority, farmout, overriding royalty and royalty interests, net profit interests, oil payments, production payment interests and similar interests in Hydrocarbons, including any reserved or residual interests of whatever nature.
     “Hydrocarbons” means oil, gas, casing head gas, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons, all products refined, separated, settled and dehydrated therefrom, including kerosene, liquefied petroleum gas, refined lubricating oils, diesel fuel, drip gasoline, natural gasoline, helium, sulfur and all other minerals.
     “Indemnified Parties” has the meaning assigned to such term in Section 8.4(b).
     “Insufficiency” means, with respect to any Plan, the amount, if any, by which the present value of the vested benefits under such Plan exceeds the fair market value of the assets of such Plan allocable to such benefits.
     “International Debt” means the Debt of any International Subsidiary.

     “International Subsidiary” means each of El Furrial, Apco Argentina, PIGAP II and any Subsidiary of any of them; provided that no Person shall be an International Subsidiary if it is a TWC Credit Party or owns, directly or indirectly, any Equity Interest in any TWC Credit Party.
     “Investment Grade Person” means any Person the senior unsecured long-term Dollar-denominated debt of which is rated at least BBB- (stable) by S&P and at least Baa3 (stable) by Moody’s immediately following the occurrence of any circumstance that would have been a Change of Control Event had such Person not been an Investment Grade Person.
     “ISDA Master Agreement” means an agreement in substantially the form of Exhibit E between the Counterparty and a Bank. An agreement will be deemed to be in substantially the form of Exhibit E only if (i) it is referred to in Section 3.1(h) or (ii) it is attached to a New Bank Agreement and is not designated by the Computation Agent within fifteen Business Days of its receipt thereof as being not in substantially such form.
     “Joint Lead Arrangers” means Citigroup Global Markets Inc. and Calyon New York, as joint lead arrangers and co-book runners.
     “Lien” means any mortgage, lien, pledge, charge, deed of trust, security interest, encumbrance or other analogous type of preferential arrangement, whether arising by contract, operation of law or otherwise (including the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement).
     “Limited Permitted Liens” means Liens specifically described on Schedule IV.
     “Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of the Credit Parties and their Subsidiaries taken as a whole, or (b) the ability of the Credit Parties and their Subsidiaries, taken as a whole, to perform their obligations under any Credit Document taken as a whole.
     “Material Subsidiary” of any Credit Party means (i) each Subsidiary (other than any Non-Recourse Subsidiary) of such Credit Party that owns in excess of 7.5% of the book value of the Consolidated assets of the Credit Parties and their Consolidated Subsidiaries, (ii) each Subsidiary of such Credit Party that is a Credit Party, (iii) each Subsidiary of such Credit Party that owns any interest in any Oil and Gas Properties included in the most recent computation of the Present Value, (iv) until the first Redetermination Date, Williams Production Rocky Mountain Company, Williams Production Mid-Continent Company, and Williams Gulf Coast and (v) each Subsidiary of such Credit Party that is a party to any Permitted Hedge.
     “MLP” means Williams Partners L.P., a Delaware limited partnership.
     “Moody’s” means Moody’s Investor Service, Inc. or its successor.
     “MTM Exposure” means, for any particular calendar day for any Qualifying Hedge, the amount, as determined by the Computation Agent for such calendar day (or, if such calendar day is not a Business Day, for the next preceding Business Day), that would be the Early Termination Amount in respect of such Qualifying Hedge (subject, in the case of a negative amount, to adjustment as provided in the next sentence hereof), if (i) an Early Termination Date occurred on such day in respect of such Qualifying Hedge, (ii) the Counterparty were the Defaulting Party in respect of such Qualifying Hedge, (iii) the Bank party to such Qualifying Hedge were the Non-defaulting Party in respect of such Qualifying Hedge and (iv) the Computation Agent were the Determining Party in respect of such Qualifying Hedge. If (a) the net MTM Exposure for any day for the Qualifying Hedges to which any particular Bank is a party determined pursuant to the preceding sentence is a negative number and (b) such Bank party to such Qualifying Hedges is not in compliance on such day with any requirement of the ISDA Master Agreement to which it is a party that it provide Bank Credit Support, then for purposes of this Agreement (other than for purposes of the determination of Exposure Fees), the net MTM Exposure for such day for such Qualifying Hedges will be deemed to be an amount equal to (1) negative one times (2) the Applicable Credit Support Threshold for such Bank on such day. If the Counterparty reasonably determines, as to any Bank, based on quotes from at least two reputable brokers or, to the extent such quotes are not available, any other reasonable information, which may (but need not) include indicative pricing from other Persons whether or not a party to this Agreement (such quotes, if any, and any such other information being the “Additional Information”), that the net MTM Exposure for any day for all Qualifying Hedges to which such Bank is a party differs by more than 10% from the amount the net MTM Exposure for such day for such Qualifying Hedges would have been if the Computation Agent had used only such Additional Information and notifies the Computation Agent of such determination by 6:00 p.m. (New York City time) on the date the Counterparty receives the report relating to such day contemplated by the penultimate sentence of Section 7.1 (which notice shall set forth such Additional Information), then the Computation Agent will in good faith redetermine the net MTM Exposure for such Qualifying Hedges by 6:00 p.m. (New York City time) on the Business Day following its receipt of such notice, using such Additional Information and such other quotes and information as the Computation Agent reasonably believes appropriate; provided that the Computation Agent may exclude any Additional Information provided by the Counterparty that the Computation Agent in good faith believes is not appropriate for inclusion as a result of illiquidity in the relevant market, market disruption, broker error or other bona fide reason; provided further that until any such redetermination, the MTM Exposures originally determined by the Computation Agent for such day for such Qualifying Hedges shall continue to be the MTM Exposures for such day for such Qualifying Hedges. The Computation Agent will advise the Counterparty, the Collateral Agent and the Banks of any such redetermination by delivery to each of them of a revised report for the relevant day in substantially the form of Exhibit H. For purposes of Section 2.4(b) only, the MTM Exposure for any Qualifying Hedge will be computed without taking into account clauses 6(e)(i)(1)(B) and 6(e)(i)(2) of the relevant ISDA Master Agreement (which clauses adjust for Unpaid Amounts).
     “Multiemployer Plan” means any multiemployer plan, as defined in Section 4001(a)(3) of ERISA, which is maintained by (or to which there is an obligation to contribute of) any Credit Party or an ERISA Affiliate of any Credit Party.
     “Multiple Employer Plan” means an employee benefit plan as defined in Section 3(2) of ERISA, other than a Multiemployer Plan, subject to Title IV of ERISA to which any Credit Party or any ERISA Affiliate of any Credit Party, and one or more employers other than any Credit Party or an ERISA Affiliate of any Credit Party, is making or accruing an obligation to make contributions or, in the event that any such plan has been terminated, to which any Credit Party or any ERISA Affiliate of any Credit Party made or accrued an obligation to make contributions during any of the five plan years preceding the date of termination of such plan.
     “New Bank Agreement” means an agreement in substantially the form of Exhibit J pursuant to which a Person becomes a new “Bank” under this Agreement.
     “Non-Credit Party TWC Entity” means TWC and each of its Subsidiaries that is not a Credit Party Entity.
     “Non-defaulting Party”, in respect of any Qualifying Hedge, has the meaning specified in the ISDA Master Agreement applicable to such Qualifying Hedge.

     “Non-Producing Reserves” has the meaning assigned to that term in Section 2.6(d).
     “Non-Recourse Debt” means any Debt incurred by any Non-Recourse Subsidiary to finance the acquisition, improvement, installation, design, engineering, construction, development, completion, maintenance or operation of, or otherwise to pay costs and expenses relating to or provide financing for, any new project commenced or acquired after the Effective Date, which Debt does not provide for recourse against any Credit Party Entity (other than a Non-Recourse Subsidiary and such recourse as exists under a Performance Guaranty) or any property or asset of any Credit Party Entity (other than the Equity Interests in, or the property or assets of, a Non-Recourse Subsidiary).
     “Non-Recourse Subsidiary” means (i) any non-material Subsidiary of any Credit Party whose principal purpose is to incur Non-Recourse Debt and/or construct, lease, own or operate the assets financed thereby, or to become a direct or indirect partner, member or other equity participant or owner in a Business Entity created for such purpose, and substantially all the assets of which Subsidiary and such Business Entity are limited to (x) those assets being financed (or to be financed), or the operation of which is being financed (or to be financed), in whole or in part by Non-Recourse Debt, or (y) Equity Interests in, or Debt or other obligations of, one or more other such Subsidiaries or Business Entities, or (z) Debt or other obligations of any Person and (ii) any Subsidiary of a Non-Recourse Subsidiary. For purposes of this definition, a “non-material Subsidiary” shall mean any Consolidated Subsidiary of any Credit Party that (a) is not a Material Subsidiary, (b) is not itself a Credit Party and (c) is not an owner, directly or indirectly, of any Equity Interest in any Credit Party or any Material Subsidiary.
     “Obligations” means all obligations of the Counterparty to make any payment or delivery under any Qualifying Hedge, all obligations of the Guarantor under this Agreement and all other Debt, advances, interest, debts, liabilities, obligations, indemnities, fees, expenses, charges and other amounts owing by any Credit Party to any Bank or any Agent under any Credit Document or to any other Person required to be indemnified under any Credit Document, of any kind or nature, present or future, arising under this Agreement or any other Credit Document, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired.
     “Obligors” has the meaning assigned to such term in Section 9.1.
     “Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) all property now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization agreements, pooling agreements and declarations of pooled units and the units created thereby (including all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, the lands covered thereby and all oil in tanks and all rents, issues, profits, proceeds, products, revenues and other income from or attributable to the Hydrocarbon Interests; and (f) all tenements, hereditaments, appurtenances and property in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests, rights, titles, interests and estates described or referred to above, including any and all property, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or property (excluding drilling rigs, automotive equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes, together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.
     “Other Present Value Obligation” means any Debt in respect of which any Credit Party Entity has any obligation or liability, any Non-Recourse Debt or any production payment to which any Credit Party Entity is a party; provided that a Subordinated Intercompany Obligation shall not be an Other Present Value Obligation.
     “Other Present Value Obligations Amount” means the aggregate principal amount of Other Present Value Obligations. In determining the Other Present Value Obligations Amount, the principal amount of (i) any Sale and Leaseback Transaction shall be deemed to be the Attributable Obligation with respect thereto, (ii) any production payment (other than a volumetric production payment) shall be deemed to be the undischarged balance thereof, and (iii) any volumetric production payment shall be deemed to be the value of the remaining volumes to be delivered thereunder using the prices that the PV Determination Agent most recently used to determine the Present Value (or, if the first Redetermination Date has not occurred, using the prices used in the Engineering Report referred to in Section 3.1(g)); provided that, if such volumes have not been taken into account in determining the most recently determined Present Value (or, if the first Redetermination Date has not occurred, in determining the amount set forth in Section 2.6(b)), the aggregate principal amount of such volumetric production payment shall be zero.
     “Out of the Money” means, with respect to any Bank, that the net MTM Exposure, as most recently determined by the Computation Agent, for all Qualifying Hedges to which such Bank is a party is a negative number.
     “PBGC” means the Pension Benefit Guaranty Corporation.
     “Performance Guaranty” means any guaranty issued in connection with any Non-Recourse Debt that (i) if secured, is secured only by assets of, or Equity Interests in, a Non-Recourse Subsidiary and (ii) guarantees the (a) performance of the improvement, installation, design, engineering, construction, acquisition, development, completion, maintenance or operation of, or otherwise affects any such act in respect of, all or any portion of the project that is financed by such Non-Recourse Debt, (b) completion of the minimum agreed equity contributions to the relevant Non-Recourse Subsidiary or (c) performance by a Non-Recourse Subsidiary of obligations to Persons other than the provider of such Non-Recourse Debt.
     “Permitted Dispositions” means (i) dispositions to a Credit Party, (ii) dispositions from a Subsidiary of a Credit Party to another Subsidiary of a Credit Party if the aggregate direct and indirect ownership interest held by the Credit Parties in such first Subsidiary is equal to the aggregate direct and indirect ownership interest held by the Credit Parties in such other Subsidiary, (iii) dispositions from a Credit Party to a Subsidiary of a Credit Party or from a Subsidiary of a Credit Party to another Subsidiary of a Credit Party where the aggregate direct and indirect ownership interest held by the Credit Parties in such first Subsidiary is not equal to the aggregate direct and indirect ownership interest held by the Credit Parties in such other Subsidiary if, in such case, promptly following such disposition the Counterparty delivers a certificate to the Banks certifying that, after giving effect to such disposition, (a) Non-Producing Reserves continue to constitute 25% or less of the Proved Reserves used to determine the Present Value then in effect and (b) Proved Reserves attributable to Restricted Interests continue to constitute 15% or less of the Proved Reserves used to determine the Present Value then in effect and (iv) the Bargath Asset Transfer.

     “Permitted Hedge” means (i) any back-to-back Hedge between WPC or any of its Subsidiaries and the Counterparty or any of its Subsidiaries that matches in all material respects (other than price) any Qualifying Hedge entered into by the Counterparty at the request of WPC or a Subsidiary of WPC if (a) such back-to-back Hedge is changed each time such Qualifying Hedge is changed (whether such Qualifying Hedge is changed by amendment, termination or otherwise, but excluding changes related to price) and (b) all obligations of each Credit Party under such back-to-back Hedge are Subordinated Intercompany Obligations, and (ii) any WPX Hedge.
     “Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other Business Entity, or a government or any political subdivision or agency thereof.
     “PIGAP II” means WilPro Energy Services (PIGAP II) Limited, a Cayman Islands corporation.
     “Plan” means an employee pension benefit plan (other than a Multiemployer Plan) as defined in Section 3(2) of ERISA currently maintained by, or in the event such plan has terminated, to which contributions have been made or an obligation to make such contributions has accrued during any of the five plan years preceding the date of the termination of such plan by, any Credit Party or any ERISA Affiliate of any Credit Party for employees of any Credit Party or any such ERISA Affiliate and covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.
     “Pre-Approved Delivery Points” means the delivery points listed on Exhibit M and any other delivery points agreed to in writing from time to time by the Counterparty and Computation Agent, each in their sole discretion.
     “Pre-Approved Hedge Types” means the types of Hedges listed on Exhibit N and any other types of Hedges agreed to in writing from time to time by the Counterparty and the Computation Agent, each in their sole discretion
     “Pre-Existing Transactions” means the transactions entered into prior to the Effective Date between the Counterparty and Calyon, Citibank or Citigroup Energy Inc. that, pursuant to agreements dated the Effective Date executed by the Counterparty and Calyon, Citibank or Citigroup Energy Inc., are transactions governed by an ISDA Master Agreement referred to in Section 3.1(h) executed by Calyon or Citigroup Energy Inc.
     “Present Value” means at any time (i) the net present value of the projected future net revenues attributable to the Proved Reserves, determined in accordance with Section 2.6 and in effect at such time minus (ii) the Terminated Hedge Amount at such time.
     A “Present Value Deficiency” means, at any time when the Aggregate Net MTM Exposure is positive, the amount (if any) needed to be added to the Collateral Account to cause the ratio of the Present Value to the sum of (a) the Aggregate Net MTM Exposure plus (b) the Other Present Value Obligations Amount to equal 1.50 to 1.00. A Present Value Deficiency will exist at all times that (i) the Aggregate Net MTM Exposure is positive and (ii) an amount needs to be added to the Collateral Account to cause such ratio to equal 1.50 to 1.00.
     “Present Value Matters” means Sections 2.6, 2.7 and 2.10 and each definition used in any of such Sections.
     “Pro Forma Present Value Deficiency” means, as to any event, that a Present Value Deficiency would have existed at the close of business one Business Day prior to the time such event occurs, utilizing in the determination of such Present Value Deficiency a “pro forma” Present Value (rather than the actual Present Value) with such “pro forma” Present Value calculated using all the same assumptions used in the most recent Present Value determination (or if the first Redetermination Date has not occurred, used in the determination of the amount set forth in Section 2.6(b)), except for those assumptions that would be directly changed by such event. If prior to any such event, the Counterparty requests that the PV Determination Agent calculate a “pro forma” Present Value using all the same assumptions used in the most recent Present Value determination (or if the first Redetermination Date has not occurred, used in the determination of the amount set forth in Section 2.6(b)), except for those assumptions that would be directly changed by such event, then within 4 Business Days of such request, the PV Determination Agent shall calculate, and notify the Counterparty of the amount of, such “pro forma” Present Value.
     “Property” has the meaning specified in the definition herein of Assets.
     “Proved Reserves” means those recoverable Hydrocarbons that have been estimated with reasonable certainty, as demonstrated by geological and engineering data, to be economically recoverable by existing operating methods under existing economic conditions from the net interest owned directly by the Credit Party Entities (other than Non-Recourse Subsidiaries) in oil and gas reserves attributable to Oil and Gas Properties located in the United States. Any such net interest owned by a Subsidiary (other than Williams Gulf Coast) that is not wholly-owned by a Credit Party shall exclude the portion of such interest attributable to the minority interests in such Subsidiary. Any such net interest owned by Williams Gulf Coast shall include the entire net interest owned by Williams Gulf Coast without reduction for any interest owned in Williams Gulf Coast by any Person that is not a Credit Party Entity.
     “PV Determination Agent” means Calyon New York, in its capacity as PV determination agent pursuant to Article VII, and any successor PV Determination Agent pursuant to Section 7.5.
     “Qualifying Hedge” means the Pre-Existing Transactions and any bilateral hedge transaction (other than a transaction settled by physical delivery of oil) entered into pursuant to this Agreement between the Counterparty and any Bank (i) pursuant to which the Counterparty (a) hedges against basis risk or hedges against any decrease in the price of oil or natural gas (including hedges effected by way of collars, swaps, puts, calls or any combination thereof and hedges settled by physical delivery of natural gas) during all or a portion of the period from the date of such Qualifying Hedge to the earlier of the Termination Date and December 31 of the third calendar year following the date of such Qualifying Hedge or (b) unwinds, lifts, terminates the effect of, or otherwise reverses, in whole or in part, another Qualifying Hedge, and (ii) which is documented by an ISDA Master Agreement and a Confirmation, each properly completed.
     “Ratable Portion” means, as to any Bank, (a) with respect to any claim, damage, loss, liability, cost, fee or expense referred to in Section 5.1(f) or Section 7.4, (i) if such Bank was a party to this Agreement (a) at the time such claim, damage, loss, liability, cost, fee or expense was incurred or (b) at the time of the occurrence or existence of the event, condition, action or inaction that constituted a basis or reason for such claim, damage, loss, liability, cost, fee or expense, a fraction, the numerator of which is one and the denominator of which is the total number of Banks that are referred to in this clause (i) with respect to such claim, damage, loss, liability, cost, fee or expense, and (ii) otherwise, zero; and (b) with respect to any specific indemnity referred to in the last sentence of Section 7.7, (i) if such Bank was a party to this Agreement at the time such specific indemnity was entered into, a fraction, the numerator of which is one and the denominator of which is the total number of Banks that are referred to in this clause (i) with respect to such specific indemnity, and (ii) otherwise, zero.
     “Redetermination Date” means any date that a redetermined Present Value becomes effective in accordance with Section 2.6.

     “Register” has the meaning specified in Section 8.5(c).
     “Related Party” of any Person means any other Person of which more than 10% of the outstanding Equity Interests having ordinary voting power to elect a majority of the board of directors of such other Person or others performing similar functions (irrespective of whether or not at the time Equity Interests of any other class or classes of such other Person shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such first Person or which owns at the time directly or indirectly more than 10% of the outstanding Equity Interests having ordinary voting power to elect a majority of the board of directors of such first Person or others performing similar functions (irrespective of whether or not at the time Equity Interests of any other class or classes of such first Person shall or might have voting power upon the occurrence of any contingency).
     “Relevant Amount” has the meaning specified in Section 2.6(g).
     “Required Banks” (i) means at all times when no Qualifying Hedge is outstanding and no obligation exists under a Qualifying Hedge that is no longer outstanding, (a) 2/3 in number of the Banks for all Present Value Matters, and (b) a majority in number of the Banks for all other purposes, and (ii) at all other times, shall have the meaning determined in accordance with the following:

Action	Required Banks
Amendments and waivers (other than Present Value Matters) and all other matters not covered below in this table	A majority of the Class One Banks and a majority of the Class Two Banks

Enforcement of Article IX, directing the Collateral Agent to draw under an Acceptable Letter of Credit or otherwise realize on Acceptable Credit Support, exercise of all other rights and remedies during an Event of Default and initiation of any Unscheduled Redetermination
A majority of the Class One Banks or a majority of the Class Two Banks

Approval of Present Value	The smaller of the Present Value approved by 2/3 of Class One Banks or the Present Value approved by 2/3 of the Class Two Banks

Amendments and waivers pertaining to Present Value Matters	2/3 of Class One Banks and 2/3 of Class Two Banks
     All voting by Class One Banks shall be done on a one-Bank-one-vote basis. All voting by Class Two Banks shall be on the basis of each Class Two Bank’s net MTM Exposure on all Qualifying Hedges.

     “Restricted Interests” means (i) all Restricted Net Profits Interests and (ii) all interests owned by any Subsidiary of a Credit Party that is not itself a Credit Party.
     “Restricted Net Profits Interest” means a net profits interest in any property if a Credit Party Entity does not own a working interest in such property.
     “Retained Bank Credit Support” shall have the meaning set forth in Section 2.10.
     “S&P” means Standard & Poor’s Rating Group, a division of The McGraw Hill Companies, Inc. on the date hereof or its successor.
     “Sale and Leaseback Transaction” of any Person means any arrangement entered into by such Person or any Subsidiary of such Person, directly or indirectly, whereby such Person or any Subsidiary of such Person shall sell or transfer any property, whether now owned or hereafter acquired to any other Person (a “Transferee”), and whereby such first Person or any Subsidiary of such first Person shall then or thereafter rent or lease as lessee such property or any part thereof or rent or lease as lessee from such Transferee or any other Person other property which such first Person or any Subsidiary of such first Person intends to use for substantially the same purpose or purposes as the property sold or transferred.
     “Scheduled Redetermination “ shall have the meaning set forth in Section 2.6(c).
     “Security Documents” means (i) any security agreement in substantially the form of Exhibit C (or other form acceptable to the Collateral Agent), as each may be amended, modified, supplemented, renewed, extended or restated from time to time, and (ii) for purposes of Section 2.3, any letter of credit in the Collateral Account.
     “Solvent” and “Solvency” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
     “Specified Obligations” means any obligation under a loan or production payment referred to in paragraph (i) of Schedule V.
     “Subordinated Intercompany Obligations” means all liabilities under Permitted Hedges and Debt owed to TWC or any of its Subsidiaries if such liabilities and Debt are subordinate to all Obligations pursuant to a subordination agreement in substantially the form of Exhibit F.
     “Subordination Agreement” means each subordination agreement referred to in the definition herein of Subordinated Intercompany Obligations (including any subordination agreement delivered pursuant to Section 3.1).
     “Subsidiary” of any Person means any corporation, partnership, joint venture or other Business Entity of which more than 50% of the outstanding Equity Interests having ordinary voting power to elect a majority of the board of directors of such corporation, partnership, joint venture or other Business Entity or others performing similar functions (irrespective of whether or not at the time Equity Interests of any other class or classes of such corporation, partnership, joint venture or other Business Entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, and in addition, with respect to the Guarantor, includes Williams Gulf Coast, irrespective of the Guarantor’s ownership of the Equity Interests of Williams Gulf Coast.
     “Terminated Hedge Amount” means at any time the net aggregate amount of all Relevant Amounts for all Early Termination Hedges that have been terminated prior to their stated expiration date since the most recent Redetermination Date; provided that so long as the absolute value of such net aggregate amount is less than $100 million, the Terminated Hedge Amount shall be zero.
     “Termination Date” means December 31, 2011.
     “Termination Event (ERISA)” means (i) a “reportable event”, as such term is described in Section 4043(c) of ERISA (other than a “reportable event” not subject to the provision for 30-day notice to the PBGC or a “reportable event” as such term is described in Section 4043(c)(3) of ERISA) which could reasonably be expected to result in a termination of, or the appointment of a trustee to administer, a Plan, or which causes any Credit Party, due to actions of the PBGC, to be required to contribute at least $125,000,000 in excess of the contributions which otherwise would have been made to fund a Plan based upon the contributions recommended by such Plan’s actuary, or (ii) the withdrawal of a Credit Party or any ERISA Affiliate of a Credit Party from a Multiple Employer Plan during a plan year in which it was a “substantial employer,” as such term is defined in Section 4001(a)(2) of ERISA, or the incurrence of liability by a Credit Party or any ERISA Affiliate of a Credit Party under Section 4064 of ERISA upon the termination of a Plan or Multiple Employer Plan, or (iii) the institution of proceedings to terminate a Plan by the PBGC under Section 4042 of ERISA, or (iv) any other event or condition which could reasonably be expected to result in the termination of, or the appointment of, a trustee to administer, any Plan under Section 4042 of ERISA, other than (in the case of clauses (ii), (iii) and (iv) of this definition) where the matters described on such clauses, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     “Transfer Agreement” means an assignment and assumption agreement in form and substance reasonably satisfactory to the Administrative Agent and the Computation Agent.
     “TWC” means The Williams Companies, Inc., a Delaware corporation.
     “TWC Credit Party” means TWC and any borrower or guarantor under a TWC Principal Credit Facility.
     “TWC Default” means (i) TWC or any Subsidiary of TWC (other than any TWC Excluded Entity) shall fail to pay any principal of or premium or interest on the TWC Principal Credit Facility or any other TWC Principal Debt when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such TWC Principal Credit Facility or such other TWC Principal Debt; or (ii) the TWC Principal Credit Facility or any other TWC Principal Debt shall be accelerated.
     “TWC Excluded Entity” means MLP, any Subsidiary of MLP, any TWC Non-Recourse Subsidiary and any International Subsidiary.

     “TWC Non-Recourse Debt” means any Debt incurred by any TWC Non-Recourse Subsidiary to finance the acquisition, improvement, installation, design, engineering, construction, development, completion, maintenance or operation of, or otherwise to pay costs and expenses relating to or provide financing for, any new project commenced or acquired after the Effective Date, which Debt does not provide for recourse against TWC, or any Subsidiary of TWC (other than a TWC Non-Recourse Subsidiary and such recourse as exists under a TWC Performance Guaranty) or any property or asset of TWC, or any Subsidiary of TWC (other than the Equity Interests in, or the property or assets of, a TWC Non-Recourse Subsidiary).
     “TWC Non-Recourse Subsidiary” means (i) any non-material Subsidiary of TWC whose principal purpose is to incur TWC Non-Recourse Debt and/or construct, lease, own or operate the assets financed thereby, or to become a direct or indirect partner, member or other equity participant or owner in a Business Entity created for such purpose, and substantially all the assets of which Subsidiary and such Business Entity are limited to (x) those assets being financed (or to be financed), or the operation of which is being financed (or to be financed), in whole or in part by TWC Non-Recourse Debt, or (y) Equity Interests in, or Debt or other obligations of, one or more other such Subsidiaries or Business Entities, or (z) Debt or other obligations of any Person (other than a Credit Party Entity) and (ii) any Subsidiary of a TWC Non-Recourse Subsidiary. For purposes of this definition, a “non-material Subsidiary” shall mean any Consolidated Subsidiary of TWC that is not a TWC Credit Party and is not an owner, directly or indirectly, of any Equity Interest in any TWC Credit Party.
     “TWC Performance Guaranty” means any guaranty issued in connection with any TWC Non-Recourse Debt or International Debt that (i) if secured, is secured only by assets of, or Equity Interests in, a TWC Non-Recourse Subsidiary or International Subsidiary, as applicable, and (ii) guarantees the (a) performance of the improvement, installation, design, engineering, construction, acquisition, development, completion, maintenance or operation of, or otherwise affects any such act in respect of, all or any portion of the project that is financed by such TWC Non-Recourse Debt or International Debt, (b) completion of the minimum agreed equity contributions to the relevant TWC Non-Recourse Subsidiary or International Subsidiary, as applicable, or (c) performance by a TWC Non-Recourse Subsidiary or International Subsidiary of obligations to Persons other than the provider of such TWC Non-Recourse Debt or International Debt.
     “TWC Principal Credit Facility” means (i) the U.S. $1,500,000,000 Credit Agreement dated as of May 1, 2006 among TWC, certain Subsidiaries of TWC, Citibank and others, as amended, modified, supplemented, renewed, extended or restated from time to time, and (ii) following termination of the agreement referred to in clause (i) of this definition, any other credit agreement that constitutes the principal credit facility of TWC.
     “TWC Principal Debt” means any “Debt” (as defined in the TWC Principal Credit Facility or, if “Debt” is not therein defined or if no TWC Principal Credit Facility then exists, as defined in the most recently existing TWC Principal Credit Facility that defined “Debt”) of TWC or any Subsidiary of TWC (other than any TWC Excluded Entity) in an aggregate principal amount outstanding of $100,000,000 or more.
     “Unaudited Report” means an Engineering Report prepared by or under the supervision of the manager of reserves of the Credit Party Entities and certified by such manager as being true and correct in all material respects and as having been prepared in accordance with the procedures used in the most recent December 31 Engineering Report delivered pursuant to Section 2.6 or Section 3.1(g). An Unaudited Report may take the form of an update to the most recently delivered December 31 Engineering Report with adjustments for acquisitions and dispositions, if any, and new pricing assumptions, if any, provided by the PV Determination Agent.

     “Unpaid Amounts” has the meaning specified in the relevant ISDA Master Agreement.
     “Unrated” means, as to any Bank, that no senior unsecured long-term Dollar-denominated debt or deposit obligations of such Bank is rated by S&P and no senior unsecured long-term Dollar-denominated debt or deposit obligations of such Bank is rated by Moody’s.
     “Unscheduled Redetermination” shall have the meaning set forth in Section 2.6(c).
     “Williams Gulf Coast” means Williams Production-Gulf Coast Company, L.P., a Delaware limited liability partnership.
     “‘Withdrawal Liability” shall have the meaning given such term under Part I of Subtitle E of Title IV of ERISA.
     “WPC” means Williams Production Company, LLC, a Delaware limited liability company.
     “WPX” means WPX Gas Resources Company, a Delaware corporation.
     “WPX Hedge” means a Hedge between WPX and any Non-Credit Party TWC Entity if (i) such Hedge is entered into in the normal course of business by WPX and (ii) the obligations, if any, of each Credit Party in respect of such Hedge are Subordinated Intercompany Obligations.
     SECTION 1.2 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.
     SECTION 1.3 Accounting Terms. All accounting terms not specifically defined shall be construed in accordance with GAAP. To the extent there are any changes in GAAP from December 31, 2005, the covenants set forth herein will continue to be determined in accordance with GAAP in effect on December 31, 2005, as applicable, until such time, if any, as such covenants are adjusted or reset to reflect such changes in GAAP and such adjustments or resets are agreed to in writing by the Counterparty and the Administrative Agent (after consultation with the Required Banks).
     SECTION 1.4 Miscellaneous. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Schedule and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Agreement, unless otherwise specified. The term “including” shall mean “including, without limitation”. References to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time so long as such amended, modified or supplemented document, instrument or agreement does not violate the terms of this Agreement.
     SECTION 1.5 Ratings. A rating, whether public or private, by S&P or Moody’s shall be deemed to be in effect on the date of announcement or publication by S&P or Moody’s, as the case may be, of such rating or, in the absence of such announcement or publication, on the effective date of such rating and will remain in effect until the announcement or publication of, or in the absence of such announcement or publication, the effective date of, any change in, or withdrawal or termination of, such rating. In the event the standards for any rating by Moody’s or S&P are revised, or any such rating is designated differently (such as by changing letter designations to different letter designations or to numerical designations), the references herein to such rating shall be deemed to refer to the revised or redesignated rating for which the standards are closest to, but not lower than, the standards at the date hereof for the rating which has been revised or redesignated, all as determined by the Required Banks in good faith. Long-term debt (or deposit obligations) supported by a letter of credit, guaranty, insurance or other credit enhancement mechanism shall not be considered as senior unsecured long-term debt (or deposit obligations).
ARTICLE II
TERMS OF THE FACILITY
     SECTION 2.1 Terms.
     (a) Procedure for Hedges. The Counterparty and any Bank may elect, each in its sole discretion, to enter into one or more Qualifying Hedges in accordance with the provisions of the ISDA Master Agreement between the Counterparty and such Bank.
     (b) Uncommitted Facility. No Bank shall have any obligation whatsoever to enter into any Qualifying Hedge.
     (c) No liability for other Banks’ Hedges. No Bank shall be responsible for the obligations of any other Bank or the Counterparty, or have any liability, in respect of any Qualifying Hedge entered into by such other Bank.
     (d) Bank Credit Support. The Counterparty agrees, and each Bank agrees, that such Bank will not be required to provide, and will not provide, any collateral, guaranty, letter of credit or other security in connection with any Qualifying Hedge, except Bank Credit Support required by the ISDA Master Agreement to which such Bank is a party and any Acceptable Bank Guaranty contemplated hereby. No Bank Credit Support will be released or modified if a Present Value Deficiency exists or would result therefrom, except as provided in Section 2.10.
     (e) Acceptable Bank Guaranty. Each time a Bank designates a Designated Affiliate of such Bank, such Bank shall deliver or cause to be delivered to the Administrative Agent an Acceptable Bank Guaranty with respect to such Designated Affiliate. No Acceptable Bank Guaranty shall be released or materially modified so long as the Designated Affiliate referred to therein remains a Designated Affiliate.
     (f) Advance Notice of Certain Qualifying Hedges. Neither the Counterparty nor any Bank will enter into any Qualifying Hedge that either (i) relates to any delivery point that is not a Pre-Approved Delivery Point or (ii) is not a Pre-Approved Hedge Type, unless (a) the Computation Agent receives, at least five Business Days prior to the date that the Counterparty proposes to enter into such Qualifying Hedge, a notice from the Counterparty and the Bank proposing to enter into such Qualifying Hedge describing such Qualifying Hedge and (b) the Computation Agent has not given notice to the Counterparty and such Bank by the end of such five Business Day period that the Computation Agent (1) has diligently worked during such period to develop an appropriate valuation mechanism for such Qualifying Hedge and (2) reasonably believes that it does not have an appropriate valuation mechanism for such Qualifying Hedge.
     SECTION 2.2 Payments and Computations.
     (a) Each Credit Party shall make each payment hereunder to be made by it not later than 2:00 p.m. (New York City time) on the day when due in Dollars (i) to the Administrative Agent at its address referred to in Section 8.2 (excluding, for such purpose, any address to which copies are to be sent), (ii) in the case of Exposure Fees, directly to the respective Banks entitled thereto or (iii) in the case of fees referred to in Section 2.4(a), directly to the respective Agent or Joint Lead Arranger entitled thereto, in each case in same day funds, without deduction, counterclaim or offset of any kind. In the case of the foregoing clause (i), the Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of any amount payable to any Bank to such Bank. In no event shall any Bank be entitled to share any fee paid to any Agent or a Joint Lead Arranger, as such, or any amount applied to reimburse any Agent or a Joint Lead Arranger, as such, as contemplated by any Credit Document.
     (b) All computations of interest and fees hereunder shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
     (c) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or any fee hereunder, as the case may be.
     (d) Payments and deliveries under each Qualifying Hedge shall be effected directly between the parties to, and in accordance with, such Qualifying Hedge, except as provided in Sections 2.7 and 2.10. If the Counterparty or any Bank fails to make any payment or delivery required under a Qualifying Hedge, the Counterparty (or, if the Counterparty has so failed to make such a payment or delivery, the Bank party to such Qualifying Hedge) shall notify the Computation Agent of such failure by the end of the Business Day next following such failure specifying the amount thereof and identifying the Qualifying Hedge to which such failure pertains.
     SECTION 2.3 Taxes.
     (a) Any and all payments by any Credit Party under this Agreement or any Security Document shall be made, in accordance with Section 2.2, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings with respect thereto, and all liabilities with respect thereto, excluding, in the case of each Bank and each Agent, (i) taxes imposed on its net income or net profits, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Bank, or such Agent (as the case may be) is organized or any political subdivision thereof and (ii) taxes imposed as a result of a present or former connection between such Bank or such Agent, as the case may be, and the jurisdiction imposing such tax or any political subdivision thereof (other than any such connection arising solely from such Bank or such Agent, as the case may be, having executed or delivered, or performed its obligations or received a payment or delivery under, or taken any other action related to, any Credit Document) and, in the case of each Bank, taxes imposed on its net income or net profits, and franchise taxes imposed on it, by the jurisdiction of such Bank’s Applicable Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If any Credit Party shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Bank or any Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions for Taxes (including deductions for Taxes applicable to additional sums payable under this Section 2.3), such Bank or such Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions for Taxes been made, (ii) such Credit Party shall make such deductions and (iii) such Credit Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

     (b) In addition, each Credit Party agrees to pay all present or future filing or recording fees, stamp or documentary taxes and all other excise or property taxes, charges or similar levies which arise from any payment made by such Credit Party hereunder or from the execution, delivery, filing, recording or registration of, or otherwise with respect to, this Agreement or any Security Document (herein referred to as “Other Taxes”).
     (c) Each Credit Party will indemnify each Bank and each Agent for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.3) owed and paid by such Bank or such Agent, as the case may be, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Bank or such Agent, as the case may be, makes written demand therefor; provided that such Credit Party shall have no liability pursuant to this clause (c) of this Section 2.3 to indemnify a Bank or an Agent for Taxes or Other Taxes which were paid by such Bank or such Agent, as the case may be, more than ninety days prior to such written demand for indemnification.
     (d) In the event that a Bank or an Agent receives a written communication from any Governmental Authority with respect to an assessment or proposed assessment of any Taxes, such Bank or such Agent, as the case may be, shall promptly notify the Counterparty in writing and provide the Counterparty with a copy of such communication. An Agent’s or a Bank’s failure to provide a copy of such communication to the Counterparty shall not relieve the Counterparty of any of its obligations hereunder.
     (e) Promptly following payment of Taxes by or at the direction of any Credit Party, such Credit Party will furnish to the Administrative Agent, at its address referred to in Section 8.2, the original or a certified copy of a receipt evidencing payment thereof (or, if no such receipt is reasonably available, other evidence of payment reasonably acceptable to the Administrative Agent). Should any Bank or any Agent ever receive any refund, credit or deduction from any taxing authority to which such Bank or such Agent, as the case may be, would not be entitled but for the payment by such Credit Party of Taxes or Other Taxes as required by this Section 2.3 (it being understood that the decision as to whether or not to claim, and if claimed, as to the amount of any such refund, credit or deduction shall be made by such Bank or such Agent, as the case may be, in its reasonable judgment), such Bank or such Agent, as the case may be, thereupon shall repay to such Credit Party an amount with respect to such refund, credit or deduction equal to any net reduction in taxes actually obtained by such Bank or such Agent, as the case may be, and determined by such Bank or such Agent, as the case may be, to be attributable to such refund, credit or deduction.
     (f) Each Bank organized under the laws of a jurisdiction outside the United States shall on or prior to the date of its execution and delivery of this Agreement in the case of each Bank which is a party to this Agreement on the date this Agreement becomes effective and on the date any other Person becomes a Bank in the case of each other Bank, and from time to time thereafter as necessary or appropriate (but only so long thereafter as such Bank remains lawfully able to do so), provide the Administrative Agent and the Counterparty with two original Internal Revenue Service Forms W-8BEN or W-8ECI (or, in the case of a Bank that has provided a certificate to the Administrative Agent that it is not (i) a “bank” as that term is used in Section 881(c)(3)(a) of the Code, (ii) a ten-percent shareholder (within the meaning of Section 871(h)(3)(b) of the Code) of any Credit Party or (iii) a controlled foreign corporation related to any Credit Party (within the meaning of Section 864(d)(4) of the Code), Internal Revenue Service Forms W-8BEN), or any successor or other form prescribed by the Internal Revenue Service, certifying that such Bank is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or any other Credit Document or, in the case of a Bank that has certified that it is not a “bank” as described above, certifying that such Bank is a foreign corporation. If the forms provided by a Bank at the time such Bank first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Bank provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms.
     (g) For any period with respect to which a Bank has failed to provide the Counterparty with the appropriate form, certificate or other document required by subsection (f) of this Section 2.3 (other than if such failure is due to a change in the applicable law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided) such Bank shall not be entitled to indemnification under subsection (a) or (c) of this Section 2.3 with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Bank become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Credit Parties shall take such steps as such Bank shall reasonably request (at such Bank’s expense) to assist such Bank in recovering such Taxes.
     (h) Any Bank claiming any additional amounts payable pursuant to this Section 2.3 agrees to use reasonable efforts to change the jurisdiction of its Applicable Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Bank, be otherwise materially disadvantageous to such Bank.
     (i) If a Credit Party determines in good faith that a reasonable basis exists for contesting a Tax, the relevant Bank or Agent, as applicable, shall provide reasonable cooperation to such Credit Party in challenging such Tax at such Credit Party’s expense and if requested by such Credit Party in writing; provided, however, that no Bank nor Agent, as applicable, shall be required to take any action hereunder which, in the reasonable discretion of such Bank or such Agent, as applicable, would cause such Bank or its Applicable Office or such Agent, as applicable, to suffer a legal, regulatory or material economic disadvantage.
     (j) Without prejudice to the survival of any other agreement of the Credit Parties hereunder, the agreements and obligations of the Credit Parties contained in this Section 2.3 shall survive the payment in full of the Obligations and the Termination Date.
     (k) Notwithstanding any provision of this Agreement to the contrary, this Section 2.3 shall be the sole provision governing indemnities for and claims for Taxes under this Agreement and the Security Documents. For avoidance of doubt, it is agreed that this Section 2.3 does not apply to payments or deliveries made under any Qualifying Hedge (the tax aspects of which shall be governed by the Hedge Documents, including Section 2(d) of the ISDA Master Agreement).
     (l) Notwithstanding any other provision in this Section 2.3, no additional amount shall be required to be paid by any Credit Party under Section 2.3(a) or 2.3(c) to any Bank organized under the laws of a jurisdiction outside the United States in respect of Taxes or any liabilities (including penalties, interest and expenses arising therefrom or with respect thereto), except to the extent that any change after the Effective Date (in the case of each Bank which was a party to this Agreement on the Effective Date) or after the date on which another Person becomes a Bank (in case of each other Bank) in any such requirement for a deduction, withholding or payment of Taxes described in this Section 2.3 shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the Effective Date (in the case of each Bank which was a party to this Agreement on the Effective Date) or at the date of the relevant document pursuant to which another Person becomes a Bank (in the case of each other Bank). For avoidance of doubt, this Section 2.3(l) does not apply to Other Taxes.

     SECTION 2.4 Fees.
     (a) Agents’ Fees. The Counterparty agrees to pay directly to each Agent, each collateral sub-agent referred to in Section 2.11 and each Joint Lead Arranger, for its sole account, such fees as may be separately agreed to in writing by the Counterparty and such Agent, such collateral sub-agent or such Joint Lead Arranger, as the case may be.
     (b) Exposure Fees. The Counterparty agrees to pay to each Bank an exposure fee (an “Exposure Fee”) in an amount equal to 0.625% per annum multiplied by the daily average of the net MTM Exposure for all Qualifying Hedges to which such Bank is a party (excluding in the computation of any Exposure Fee, those days on which the net MTM Exposure for all Qualifying Hedges to which such Bank is a party is negative). All Exposure Fees owed to any Bank will be computed by such Bank based on the reports substantially in the form of Exhibit H furnished by the Computation Agent pursuant to Section 7.1. Each Bank shall submit an invoice to the Counterparty supporting its computation of any Exposure Fees owed to such Bank with respect to each Fiscal Quarter that has elapsed and, if the Termination Date has occurred, with respect to the period from the most recent date through which its Exposure Fees have been invoiced (or the Effective Date, if Exposure Fees have not previously been invoiced by it) through the Termination Date. The Exposure Fee for each Bank will be payable in arrears directly to such Bank within ten Business Days following the receipt of each such invoice.
     SECTION 2.5 Interest. Upon the occurrence and during the continuance of an Event of Default, each Credit Party agrees to pay, to the fullest extent permitted by law, interest on any amount payable hereunder that is not paid when due (after the expiration of any applicable grace period), from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the Base Rate.
     SECTION 2.6 Engineering Reports and Present Value.
     (a) Engineering Reports.
          (i) Prior to May 1 of each year, the Counterparty agrees to deliver to the PV Determination Agent and the Banks the December 31 Engineering Report as of the immediately preceding December 31. Additionally, upon the request of the PV Determination Agent, the Counterparty agrees to deliver to the PV Determination Agent an Unaudited Report that is the same as such December 31 Engineering Report, except that such Unaudited Report will be based on the pricing assumptions specified by the PV Determination Agent.
          (ii) For each Unscheduled Redetermination initiated by the Counterparty pursuant to Section 2.6(e)(i), the Counterparty agrees to deliver to the PV Determination Agent an Unaudited Report, as of a date reasonably acceptable to the Counterparty and the PV Determination Agent; provided that if such Unscheduled Redetermination was initiated pursuant to Section 2.6(e)(i)(1) and the acquired Proved Reserves have a fair market value, in the aggregate, equal to or greater than $300 million, an Acquired Reserves Engineering Report, as of such date, covering the acquired Proved Reserves must be delivered to the PV Determination Agent with such Unaudited Report. For each Unscheduled Redetermination initiated by the Required Banks pursuant to Section 2.6(e)(ii), the Counterparty agrees to deliver to the PV Determination Agent, an Unaudited Report, as of a date reasonably acceptable to the Counterparty and the PV Determination Agent, covering the Proved Reserves that the Counterparty desires to have included in the Present Value determination.

          (iii) Concurrently with the delivery of each Engineering Report, the Counterparty agrees to deliver to the PV Determination Agent a production report covering the net production of oil and gas of the Credit Party Entities, which report shall include quantities or volumes of production, realized product prices, operating expenses, taxes, capital expenditures and such other information as the PV Determination Agent may reasonably request and covering the one year period ending on the “as of” date of the Engineering Report being delivered with such production report.
          (iv) Concurrently with the delivery of each Engineering Report, the Counterparty agrees to deliver to the PV Determination Agent, a certificate from an Authorized Officer of the Counterparty that, to the best of his knowledge and in all material respects, (i) the oil and natural gas reserves information set forth in such Engineering Report was estimated using generally accepted engineering and evaluation principles and is reasonable in the aggregate by basin, and any factual information contained in the reports delivered with such Engineering Report is true and correct, (ii) a Credit Party Entity owns directly good and defensible title (as defined in Section 4.1(m)) to the Proved Reserves evaluated in such Engineering Report free of all Liens except for Liens not prohibited by Section 5.2(a), (iii) except as set forth in the certificate or in the Engineering Report, on a net basis there are no material (with such materiality determined in relation to the total reserve base included in such Engineering Report) gas imbalances, take or pay or other prepayments with respect to the Proved Reserves evaluated in such Engineering Report which would require any Credit Party Entity to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor, (iv) no Oil and Gas Properties have been disposed by any Credit Party Entity since the date of the last Present Value determination except as permitted by the terms of this Agreement or, in any material respect, been destroyed or damaged (except to the extent covered by insurance and except as set forth in such certificate), (v) attached to the certificate are statements of each Credit Party’s outstanding Qualifying Hedges and Permitted Hedges (other than WPX Hedges), which statements shall include for each Qualifying Hedge and each such Permitted Hedge (a) the termination date, (b) the notional amounts or volumes and the periods covered by such volumes, and (c) the price to be paid or the basis for calculating the price to be paid by such Credit Party and the other Person under such Qualifying Hedge or such Permitted Hedge, as the case may be, for each of the future periods covered by such Qualifying Hedge or such Permitted Hedge, as the case may be, and (vi) the Other Present Value Obligations Amount on the date of such certificate is the amount set forth in such certificate.
     (b) During the period from the Effective Date until the first Redetermination Date, the amount of the Present Value shall be $2,659,047,000.
     (c) The Present Value shall be redetermined from time to time in accordance with Section 2.6(d) by the PV Determination Agent with the concurrence of the Required Banks. The Present Value shall be redetermined annually following delivery of each December 31 Engineering Report (each being a “Scheduled Redetermination”). Additionally, unscheduled redeterminations of the Present Value may occur from time to time in accordance with Section 2.6(e) (each being an “Unscheduled Redetermination”). Any redetermination of the Present Value shall become effective as contemplated in Section 2.6(f) and shall remain in effect until the next Redetermination Date.
     (d) Upon receipt of an Engineering Report and the other items required by Section 2.6(a) and such other reports, data and supplemental information as may from time to time be reasonably requested by the PV Determination Agent, the PV Determination Agent will redetermine a new Present Value. Such redeterminations will not take into account reserves forecasted to be produced during the next twelve months and otherwise will be in accordance with the PV Determination Agent’s normal and customary procedures for evaluating oil and gas reserves and other related assets as such exist at that particular time using a 9% discount rate (or such other discount rate as the PV Determination Agent may in good faith elect based on market conditions) and giving effect to all Qualifying Hedges (but not giving effect to (I) any such Qualifying Hedges that have been terminated and as to which the PV Determination Agent has been notified of such termination sufficiently in advance of such redetermination, based on the PV Determination Agent’s judgment, to allow it to take such termination into account or (II) any of the WPX Hedges) in effect on the date as of which the certificate referred to in Section 2.6(a)(iv) relating to the relevant Engineering Report is given (or, if such date is not a Business Day, on the next preceding Business Day) and all Qualifying Hedges entered into after such date if, based on the PV Determination Agent’s judgment, notice of those Qualifying Hedges has been received sufficiently in advance of such redetermination to allow it to take such Qualifying Hedges into account; provided that Proved Reserves that are not proved developed producing reserves (“Non-Producing Reserves”) shall be excluded from such redeterminations to the extent that inclusion thereof would result in Non-Producing Reserves constituting more than 25% of the Present Value; provided further that Proved Reserves attributable to Restricted Interests shall be excluded from such redeterminations to the extent that inclusion thereof would result in greater than 15% of the Present Value being attributable to such Restricted Interests; provided further that as to any Collar taken into account in any such redetermination (A) if the price data used by the PV Determination Agent is higher than the strike price of the call that constitutes a portion of such Collar, then such strike price and the notional volume of such call will be used in such redetermination (and the put that constitutes a portion of such Collar shall not be taken into account), (B) if the price data used by the PV Determination Agent is lower than the strike price of the put that constitutes a portion of such Collar, then such strike price and the notional volume of such put will be used in such redetermination (and the call that constitutes a portion of such Collar shall not be taken into account), and (C) if the price data used by the PV Determination Agent is (x) equal to or less than the strike price of the call that constitutes a portion of such Collar and (y) equal to or greater than the strike price of the put that constitutes a portion of such Collar, then neither such put nor such call shall be taken into account. The PV Determination Agent, in accordance with its normal and customary procedures for evaluating oil and gas reserves and other related assets as such exist at that particular time, may make adjustments to the rates, volumes, prices and other assumptions used in an Engineering Report. The PV Determination Agent shall propose a new Present Value and (i) notify the Counterparty of such proposed new Present Value, the PV Determination Agent’s price assumptions used for such proposed new Present Value and other key assumptions used by the PV Determination Agent for such proposed new Present Value within 30 days following receipt by the PV Determination Agent of such Engineering Report and such other items, reports, data and information in a timely and complete manner and (ii) not less than three Business Days after such notification to the Counterparty, notify the Banks of such proposal. After having received notice of such proposal by the PV Determination Agent, each Bank shall have 10 days to agree or disagree with such proposal. Any failure of a Bank to communicate its approval or disapproval within such ten day period shall be deemed to be an approval of such proposal. If the Required Banks approve (including any such deemed approval) the PV Determination Agent’s proposal, then such proposal shall be the new Present Value. If however, the Required Banks do not approve such proposal within 10 days, then (1) the Required Banks may agree on, and notify the PV Determination Agent of, a revised Present Value within seven Business Days following such 10 day period or (2) if the Required Banks fail to so agree or fail to so notify within such seven Business Day period, such proposal of the PV Determination Agent will be deemed to have been approved by the Required Banks.
     (e) In addition to Scheduled Redeterminations, (i) the Counterparty may initiate an Unscheduled Redetermination (1) if the Credit Party Entities have acquired directly Proved Reserves since the most recent Redetermination Date (or December 31, 2005, if the first Redetermination Date has not occurred) having a fair market value in the aggregate of $100 million or more, (2) at any time (but not more often than once per calendar year for requests pursuant to this clause (2)) or (3) if any Credit Party Entity has sold a volumetric production payment since the most recent date as of which the Present Value was determined (or, if the first Redetermination Date has not occurred, since December 31, 2005) at any time before the next date as of which the Present Value is determined pursuant to any provision hereof other than this clause (3) (but not more often than once per calendar year for requests pursuant to this clause (3)), in each case by notifying the PV Determination Agent and providing an Engineering Report in accordance with Section 2.6(a), and (ii) the Required Banks may initiate an Unscheduled Redetermination (1) if Proved Reserves having a fair market value in the aggregate of $100 million or more have, since the most recent Redetermination Date (or the Effective Date, if the first Redetermination Date has not occurred), been disposed by the Credit Party Entities (other than in Permitted Dispositions), destroyed or damaged (except to the extent covered by insurance) or taken by eminent domain or other governmental action, (2) if Proved Reserves are restated or recategorized by a Credit Party Entity and the effect thereof is to reduce the Present Value by $100 million or more in the aggregate or (3) at any time (but not more than once per calendar year pursuant to this clause (3)), in each case by specifying in writing to the Counterparty the date (which shall in no event be less than ten Business Days following Counterparty’s receipt of such writing) on which the Counterparty is to furnish an Engineering Report in accordance with Section 2.6(a).
     (f) The PV Determination Agent shall promptly notify in writing the Counterparty and the Banks of the new Present Value. Any redetermination of the Present Value shall become effective on the date written notice thereof is received by the Counterparty.
     (g) If
          (i) since the most recent Redetermination Date, any Hedge that was taken into account in the most recent determination of the Present Value is terminated prior to its stated expiration date (each, an “Early Termination Hedge”), and
          (ii) had such Early Termination Hedge and all other Early Termination Hedges terminated since the most recent Redetermination Date not been taken into account in the most recent determination of the Present Value, the Present Value would have been at least $100 million more or less than the Present Value actually determined (for each Early Termination Hedge, the “Relevant Amount” will be the amount by which the Present Value would have differed if such Early Termination Hedge had not been taken into account in the most recent determination of the Present Value, with any such difference that would have increased such Present Value being expressed as a negative number and any such difference that would have decreased such Present Value being expressed as a positive number);
then, within 4 Business Days after any Early Termination Hedge is terminated, the PV Determination Agent will determine, and notify the Counterparty and the Banks of, the Relevant Amount for each Early Termination Hedge that has been terminated prior to its stated expiration date since the most recent Redetermination Date.
     SECTION 2.7 Present Value Deficiency. If at any time a Present Value Deficiency exists, the Counterparty shall within three Business Days thereof deliver to the Collateral Agent, for deposit into the Collateral Account, Acceptable Credit Support in an amount equal to the amount of such Present Value Deficiency. Each Bank will (i) during the existence of a Present Value Deficiency of which it has received notice hereunder (and has not received notice pursuant to clause (iii) of the last sentence of Section 7.1 that such Present Value Deficiency does not exist), pay directly to the Collateral Agent for deposit into the Collateral Account all payments under any Qualifying Hedge to which such Bank is a party that would otherwise be paid to the Counterparty, and such payments will be made without exercise of any offset, defense or counterclaim (except that a Bank may net payments owed under any Qualifying Hedge to which it is a party against payments owed under any other Qualifying Hedge to which it is a party and may net payments under the same Qualifying Hedge), and (ii) by 9:00 a.m. (New York City time) on the Business Day following each day on which it has made a payment pursuant to clause (i) of this sentence or pursuant to clause (3) of Section 6.1, notify the Counterparty, the Collateral Agent and the Computation Agent of the amount of such payment. At such time as no Present Value Deficiency exists and no Event of Default exists, the Counterparty will be entitled to return (for avoidance of doubt, “return” includes, without limitation, any delivery of interest accrued on Acceptable Credit Support) of the Acceptable Credit Support (including appropriate reduction in the amount of an Acceptable Letter of Credit) in accordance with customary procedures (but in any event within 3 Business Days from the date the Collateral Agent determines that no Present Value Deficiency exists and no Event of Default exists), to the extent that such return (or reduction) will not cause a Present Value Deficiency; provided that if a Hedge becomes an Early Termination Hedge, then no such return or reduction will be effected during the period from the date such Hedge becomes an Early Termination Hedge through and including the earlier of (x) the date that is 4 Business Days following the date that such Hedge became an Early Termination Hedge and (y) the date on which the Counterparty receives notice from the PV Determination Agent of the Relevant Amount for such Early Termination Hedge; provided further that the Collateral Agent shall not be required to effect any such return or reduction if the Counterparty has not given the Collateral Agent specific notice requesting such return or reduction.
     SECTION 2.8 Removal and Addition of Banks. Any Bank (i) that has no Qualifying Hedges outstanding and (ii) that is neither owed nor owes any obligation to make any payment or delivery under any Qualifying Hedge may be removed as a party to this Agreement by the Counterparty by ten Business Days’ notice to such Bank and the Administrative Agent, or may remove itself as a party to this Agreement by ten Business Days’ notice to the Counterparty and the Administrative Agent, except the agreements and obligations of the Counterparty contained in Sections 2.3 and 8.4 (and the obligations of the Guarantor related thereto) shall continue. The Counterparty shall have the right to add to this Agreement any new Bank if (i) the senior unsecured long-term Dollar-denominated debt or deposit obligations of each added Bank is rated at least BBB by S&P and Baa2 by Moody’s, (ii) following each such addition, the number of Banks does not exceed ten and (iii) all “know your customer” Governmental Requirements applicable to any Bank or Agent have been met. Each such addition shall be effected by execution by such Bank and the Counterparty of a New Bank Agreement, and shall be effective upon receipt by the Administrative Agent and the Computation Agent of such executed New Bank Agreement.
     SECTION 2.9 Sharing of Payments, Etc. No Bank will be required to share payments, set-offs or other amounts received by it under any Qualifying Hedge, except that (i) following termination of all Qualifying Hedges pursuant to clause (2) of Section 6.1 of this Agreement or (ii) if such termination is not effected pursuant to such clause (2) and the Required Banks elect that this clause (ii) apply, following termination of all Qualifying Hedges pursuant to the other terms of the Credit Documents, the Acceptable Credit Support, any amount received pursuant to any Subordination Agreement and amounts received pursuant to the guaranties set forth in Article IX will be shared ratably by the Banks (based on the respective amounts of the Obligations then owed to the Banks and Agents and an amount estimated in good faith by the Collateral Agent to be the amount of all other Obligations that may arise thereafter as contemplated by Section 5.4 of the Security Agreement). For avoidance of doubt, this Section 2.9 does not modify the requirement set forth in the second sentence of Section 2.7 that certain payments be made without exercise of any offset, defense or counterclaim (except as provided in such sentence).
     SECTION 2.10 Bank Credit Support. Each Bank agrees to deliver, directly to the Collateral Agent to be held in the Collateral Account (whether or not a Present Value Deficiency exists), all Bank Credit Support with respect to such Bank, and the Counterparty agrees that such delivery shall satisfy the requirements of the relevant Qualifying Hedge that such Bank provide such Bank Credit Support to the Counterparty. Prior to termination of a Qualifying Hedge, the Bank Credit Support provided by any Bank under such Qualifying Hedge shall be redelivered to such Bank from time to time to the extent no longer required under such Qualifying Hedge. At the termination of a Qualifying Hedge (or, in the case of clauses (ii) and (iii) of this sentence, on the second Business Day next following such termination), any remaining Bank Credit Support provided by a Bank pursuant to such Qualifying Hedge (or by such Bank or its direct or indirect parent pursuant to an Acceptable Bank Guaranty) shall be (i) if at such termination

(A) the Counterparty is entitled to a payment from such Bank and (B) a Present Value Deficiency exists (or would result from such termination or payment), retained (to the extent of such payment obligation) in the Collateral Account to secure the Obligations (and such retention shall be deemed to satisfy such payment obligation to the extent of the amount so retained, which amount in the case of treasury obligations shall be the principal amount thereof plus interest accrued to the date of such termination) (“Retained Bank Credit Support”), (ii) if at such termination (A) the Counterparty is entitled to a payment from such Bank, (B) a Present Value Deficiency does not exist (and would not result from such termination or payment) and (C) by 5:00 p.m. (New York City time) on the Business Day next following the date of such termination, the Bank has not made all or part of such payment and the Counterparty notifies the Collateral Agent of such non-payment by 5:00 p.m. (New York City time) on the second Business Day next following the date of such termination, delivered by the Collateral Agent to the Counterparty (to the extent of such unpaid payment obligation), and such delivery shall be deemed to satisfy such unpaid payment obligation to the extent of the amount so delivered or (iii) otherwise, returned by the Collateral Agent to such Bank; provided that if a Hedge becomes an Early Termination Hedge, then no action shall be taken pursuant to clause (i) or clause (ii) of this sentence during the period from the date such Hedge becomes an Early Termination Hedge through and including the earlier of (x) the date that is 4 Business Days following the date that such Hedge became an Early Termination Hedge and (y) the date on which the Counterparty receives notice from the PV Determination Agent of the Relevant Amount for such Early Termination Hedge.
     SECTION 2.11 Collateral Account. The Collateral Agent shall maintain separate sub-accounts within the Collateral Account in order to keep separate and readily identifiable all Acceptable Credit Support and Bank Credit Support as follows:
     (i) one such sub-account shall contain only (a) Acceptable Credit Support delivered pursuant to Section 2.7, (b) Retained Bank Credit Support and (c) all proceeds, payments, collections and other amounts and rights in respect thereof; and
     (ii) a separate such sub-account shall be maintained for each Bank and shall contain only (a) Bank Credit Support delivered by such Bank pursuant to Section 2.10 and (b) all proceeds, payments, collections and other amounts and rights in respect thereof; provided that at the time any such Bank Credit Support (or proceeds, payments, collections or other amounts or rights in respect thereof) becomes Retained Bank Credit Support, such Retained Bank Credit Support shall be transferred to the sub-account referred to in Section 2.11(i).
     Additionally, if the Bank that is the Collateral Agent provides any Bank Credit Support, the Counterparty will appoint a collateral sub-agent to hold such Bank Credit Support (and proceeds, payments, collections and other amounts and rights in respect thereof); provided that at the time any such Bank Credit Support (or proceeds, payments, collections or other amounts or rights in respect thereof) becomes Retained Bank Credit Support, such Retained Bank Credit Support shall be transferred to the Collateral Agent for inclusion in the sub-account referred to in Section 2.11(i). Such collateral sub-agent (a) shall hold and deal with Bank Credit Support provided by the Collateral Agent on the same terms as the Collateral Agent holds and deals with other Bank Credit Support, (b) shall have all of the rights, duties, responsibilities and protections (including rights to indemnities) provided herein to the Collateral Agent, (c) shall act as agent for the Banks (other than the Bank that is the Collateral Agent in its capacity as the provider of the Bank Credit Support) and not as agent for the Counterparty and (d) shall be a financial institution acting through an office in New York City and shall have senior unsecured long-term Dollar-denominated debt or deposit obligations that are rated A or higher by S&P and A2 or higher by Moody’s. No Bank shall be required to accept appointment as a collateral sub-agent.
     SECTION 2.12 Use of Collateral; Interest.

     (a) So long as (i) the Collateral Agent is not in default of any of its obligations under any Credit Document and (ii) the senior unsecured long-term Dollar-denominated debt or deposit obligations of the Collateral Agent are rated AA- or higher by S&P and Aa3 or higher by Moody’s, the Collateral Agent will, notwithstanding Section 9-207 of the New York Uniform Commercial Code, have the right to sell, pledge, rehypothecate, assign, invest, use, commingle or otherwise dispose of, or otherwise use in its business any Acceptable Collateral and Bank Credit Support it holds, free from any claim or right or any nature whatsoever of the Counterparty or any Bank, including any equity or right of redemption (each a “Permitted Usage”). For purposes of any obligation to deliver Acceptable Collateral or Bank Credit Support under any Credit Document, the last sentence of Section 7.1 and any rights or remedies authorized under any Credit Document, the Collateral Agent will be deemed to continue to hold all Acceptable Collateral and Bank Credit Support that are the subject of any Permitted Usage until such Acceptable Collateral or Bank Credit Support is delivered to the Counterparty or a Bank, as the case may be. At such time as (i) the Collateral Agent is in default of any of its obligations under any Credit Document or (ii) any senior unsecured long-term Dollar-denominated debt or deposit obligations of the Collateral Agent are not rated AA- or higher by S&P or not rated Aa3 or higher by Moody’s, the Collateral Agent will immediately return to the Collateral Account all Acceptable Collateral and Bank Credit Support that has been the subject of a Permitted Usage and has not been previously returned to the Collateral Account by the Collateral Agent. Additionally, the Collateral Agent will return Acceptable Collateral and Bank Credit Support, as the case may be, that are the subject of a Permitted Usage as may be necessary from time to time to meet any requirement it has under any Credit Document to return or deliver any Acceptable Collateral or Bank Credit Support. If the Acceptable Collateral or Bank Credit Support that was the subject of a Permitted Usage (i) was cash, any return pursuant to this Section 2.12 shall be effected by deposit by the Collateral Agent into the Collateral Account of cash in an amount equal to the amount of cash that was the subject of such Permitted Usage plus interest thereon as provided in Section 2.12(b) or (ii) was United States treasury obligations, any such return shall be effected by deposit by the Collateral Agent into the Collateral Account of United States treasury obligations that are in all respects (including amount, interest rate and maturity) the same as the treasury obligations that were the subject of such Permitted Usage. If any treasury obligations deposited into the Collateral Account mature, the amount of principal and interest paid in respect thereof shall thereafter be treated as cash for purposes hereof. The Collateral Agent shall have no obligation to invest any Acceptable Collateral or Bank Credit Support. Any Permitted Usage shall be solely at the Collateral Agent’s risk.
     (b) If the Counterparty or any Bank (“Depositor”) delivers to the Collateral Agent any amount of cash, then the Collateral Agent will pay to such Depositor for each day from the date such amount is so delivered until such amount is redelivered to such Depositor (or delivered to a Bank or a Counterparty to the extent required pursuant to the terms hereof or of any other Credit Document) interest on both such amount and on all interest accrued thereon for each preceding day (or the portion of such amount and such interest that has not been delivered to the Counterparty or Bank pursuant to the terms of any Credit Document) at a per annum rate equal to the Federal Funds Rate for such day; provided that such interest shall not accrue for any period during which the Collateral Agent does not have the right of Permitted Usage set forth in the first sentence of Section 2.12(a). Interest accrued or paid on any treasury obligations shall be for the account of the Counterparty or Bank, as the case may be, that delivered such treasury obligations to the Collateral Agent; provided that interest accruing on Bank Credit Support with respect to any Bank (whether in the form of cash or treasury obligations) shall accrue (i) for the account of such Bank until such date, if any, as such Bank Credit Support becomes Retained Bank Credit Support and (ii) on and after such date, for the account of the Counterparty. Accrued interest in respect of any Acceptable Collateral or Bank Credit Support shall constitute additional Acceptable Collateral or Bank Credit Support, as the case may be, and be subject to the terms of the Credit Documents to the same extent as the Acceptable Collateral or Bank Credit Support, as the case may be, in respect of which such interest accrued.

ARTICLE III
CLOSING
     SECTION 3.1 Payment of Fees and Documents. On or before the date hereof, the Counterparty agrees to (i) pay to the Administrative Agent, for the account of the respective Agents and Joint Lead Arrangers, all accrued fees of the Agents and the Joint Lead Arrangers to the extent required to be paid hereunder (or to the extent otherwise agreed to by the Administrative Agent and the Counterparty) and presented for payment, and (ii) deliver, or cause to be delivered, to the Banks counterparts of this Agreement duly executed by the Counterparty and the Guarantor and the following:
     (a) Certified copies of (1) the resolutions of the Board of Directors, or an authorized committee thereof or other relevant Person, of each Credit Party authorizing the execution of this Agreement and each other Credit Document to which such Credit Party is a party and (2) all other documents, in each case evidencing any necessary company action, if any, with respect to each Credit Document and the transactions thereunder and hereunder.
     (b) A certificate of the Secretary or an Assistant Secretary of each Credit Party certifying the name and true signature of an officer of such Credit Party or other relevant Person authorized to sign each Credit Document to which it is a party and the other documents to be delivered by it hereunder and thereunder.
     (c) A copy of a certificate of the Secretary of State of the jurisdiction of formation of, or of an Authorized Officer or other representative of, each Credit Party, dated reasonably near the date hereof, certifying (i) as to a true and correct copy of the charter or other organizational documents of such Credit Party, and each amendment thereto on file in such Secretary’s office and (ii) that such Credit Party has paid all franchise taxes due prior to the date of such certificate.
     (d) Opinions of each of (i) an in-house counsel of the Counterparty or of any of its affiliates, substantially in the form of Exhibit A and (ii) Gibson, Dunn & Crutcher LLP, counsel to the Credit Parties, substantially in the form of Exhibit B.
     (e) A certificate of each Credit Party (or of its representative), signed on behalf of such Credit Party by an Authorized Officer thereof or signed by another representative, dated as of the date hereof (the statements made in which certificate shall be true on and as of the date hereof), certifying as to (i) the absence of any amendments to the charter or other organizational documents of such Credit Party not included in the certificate referred to in clause (c) above, (ii) a true and correct copy of the bylaws, if any, of such Credit Party as in effect on the date on which the resolutions referred to in clause (a) were adopted and on the date hereof, (iii) the due incorporation or formation and good standing and valid existence of such Credit Party as an entity organized under the laws of the jurisdiction of its incorporation or organization, (iv) the truth, in all material respects, of the representations and warranties of such Credit Party and its Subsidiaries contained in this Agreement and the Credit Documents delivered on or before the date hereof as though made on and as of the date hereof other than any such representations or warranties that, by their terms, refer to a specific date other than the date hereof, in which case as of such specific date and (v) the absence of any event occurring and continuing, or resulting from, the consummation of the transactions hereunder or pursuant to the Credit Documents delivered on or before the date hereof, that constitutes a Present Value Deficiency, a Pro Forma Present Value Deficiency, a Default or an Event of Default.
     (f) A certificate of an Authorized Officer of the Counterparty setting forth all Hedges to which any Credit Party or any Subsidiary of a Credit Party is a party on the Effective Date.

     (g) The December 31 Engineering Report for 2005 comporting with the requirements of Section 2.6(a)(i), the related report contemplated by Section 2.6(a)(iii), and the certificate contemplated by Section 2.6(a)(iv).
     (h) An ISDA Master Agreement for each Bank listed on the signature pages hereof, duly executed by the Counterparty.
     (i) Executed subordination agreements, each in substantially the form of Exhibit F, (i) among the Administrative Agent, WPC and the Counterparty specifying WPC as the “Subordinated Creditor” and the Counterparty as the “Debtor”, (ii) among the Administrative Agent, WPC and the Counterparty specifying the Counterparty as the “Subordinated Creditor” and WPC as the “Debtor” and (iii) among the Administrative Agent, the Credit Parties and one or more Non-Credit Party TWC Entities specifying such Non-Credit Party TWC Entities as the “Subordinated Creditors” and the Credit Parties as the “Debtors”.
     (j) A Security Document duly executed by the Counterparty.
     (k) Recent lien searches in respect of the Counterparty in all relevant jurisdictions.
     (l) A certificate of an Authorized Officer of each Credit Party certifying that the balance sheets and statements of income and cash flows that are referred to in Section 4.1(e) fairly present in all material respects the combined financial position of the Credit Party Entities as of December 31, 2005 and September 30, 2006 and the combined results of operations of the Credit Party Entities for the year and nine months, respectively, then ended.
     SECTION 3.2 Effectiveness of Agreement. The Administrative Agent shall notify the Counterparty when it reasonably believes that this Agreement has become effective, and such notice shall be conclusive and binding on all parties to the Credit Documents (provided that such effectiveness shall not be conditioned on such notice).
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
     SECTION 4.1 Representations and Warranties of the Credit Parties. Each Credit Party, with respect to itself and its Subsidiaries only, represents and warrants, on the date hereof and on each date that a Qualifying Hedge is entered into, as follows:
     (a) Each Credit Party is duly organized or validly formed, validly existing and (if applicable) in good standing under the laws of the State of Delaware and has all corporate, limited partnership or limited liability company powers and all governmental licenses, authorizations, certificates, consents and approvals required to carry on its business as now conducted in all material respects, except where failure to be in good standing or to have those licenses, authorizations, certificates, consents and approvals could not reasonably be expected to have a Material Adverse Effect. Each Subsidiary of each Credit Party is duly organized or validly formed, validly existing and (if applicable) in good standing under the laws of its jurisdiction of incorporation or formation, except where the failure to be so organized or formed, existing and in good standing could not reasonably be expected to have a Material Adverse Effect. Each Subsidiary of a Credit Party has all corporate, limited partnership or limited liability company powers and all governmental licenses, authorizations, certificates, consents and approvals required to carry on its business as now conducted in all material respects, except for those licenses, authorizations, certificates, consents and approvals the failure to have which could not reasonably be expected to have a Material Adverse Effect.
     (b) The execution, delivery and performance by each Credit Party of the Credit Documents to which it is shown as being a party and the consummation of the transactions contemplated thereby are within such Credit Party’s corporate, limited partnership or limited liability company powers, have been duly authorized by all necessary corporate, limited partnership or limited liability company action, do not contravene (i) such Credit Party’s charter, by-laws or formation agreement or (ii) law or any restriction under any material agreement binding on or affecting such Credit Party and will not result in or require the creation or imposition of any Lien prohibited by this Agreement.
     (c) No material authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by any Credit Party of any Credit Document to which it is a party, or the consummation of the transactions contemplated thereby.
     (d) Each Credit Document has been duly executed and delivered by each appropriate Credit Party, and is the legal, valid and binding obligation of each such Credit Party, enforceable against each such Credit Party, in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally and by general principles of equity.
     (e) The combined balance sheets of the Credit Party Entities as at December 31, 2005 and September 30, 2006, and the related combined statements of income and cash flows of the Credit Party Entities for the fiscal year ended December 31, 2005, and the nine months ended September 30, 2006, copies of which have been furnished to each Bank, have been prepared in accordance with GAAP and fairly present in all material respects the combined financial condition of the Credit Party Entities as at such dates and the combined results of operations of the Credit Party Entities for the periods indicated, subject, in the case of the September 30, 2006 financial statements, to normal year-end adjustments and subject, in the case of both sets of financial statements, to the omission of footnotes. As of the date hereof only, from December 31, 2005 to the date of this Agreement, there has been no material adverse change in the business, condition (financial or otherwise), operations, properties or prospects of the Credit Party Entities (other than Non-Recourse Subsidiaries), taken as a whole.
     (f) There is, as to each Credit Party, no pending or, to the knowledge of such Credit Party as of the date hereof only, threatened action or proceeding affecting such Credit Party or any Subsidiary of such Credit Party before any court, governmental agency or arbitrator, (i) which could reasonably be expected to have a Material Adverse Effect or (ii) which purports to affect the legality, validity, binding effect or enforceability of any Credit Document.
     (g) No Credit Party is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
     (h) No Termination Event (ERISA) has occurred or is reasonably expected to occur with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. No Credit Party nor any Subsidiary or ERISA Affiliate of any Credit Party has received any notification that any Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA that could reasonably be expected to have a Material Adverse Effect, and no Credit Party is aware of any reason to expect that any Multiemployer Plan is to be in reorganization or to be terminated within the meaning of Title IV of ERISA that would have a Material Adverse Effect.

     (i) Except as disclosed in writing by the Counterparty to the Banks and the Administrative Agent after the date hereof and approved in writing by the Required Banks, each Credit Party and its Subsidiaries are in compliance with all applicable Environmental Laws, except as could not reasonably be expected to have a Material Adverse Effect. Except as disclosed in writing by any Credit Party to the Banks and the Administrative Agent after the date hereof and approved in writing by the Required Banks, the aggregate contingent and non-contingent liabilities of each Credit Party and its Subsidiaries (other than those reserved for in accordance with GAAP and excluding liabilities to the extent covered by insurance if the insurer has confirmed that such insurance covers such liabilities or which such Credit Party reasonably expects to recover from ratepayers) which to such Credit Party’s knowledge are reasonably expected to arise in connection with (i) the requirements of any Environmental Law or (ii) any obligation or liability to any Person in connection with any Environmental matters (including any release or threatened release (as such terms are defined or used in the Comprehensive Environmental Response, Compensation and Liability Act of 1980) of any Hazardous Waste, Hazardous Substance, other waste, petroleum or petroleum products into the Environment) could not reasonably be expected to have a Material Adverse Effect. Each Credit Party and its Subsidiaries holds, or has submitted a good faith application for all Environmental Permits (none of which have been terminated or denied) required for any of its current operations or for any property owned, leased, or otherwise operated by it; and is, and within the period of all applicable statutes of limitation has been, in compliance with all of its Environmental Permits, except where the failure to comply with the matters set forth in this sentence, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     (j) No Default or Event of Default has occurred and is continuing. After giving effect to all Qualifying Hedges outstanding or to be entered into on any date this representation is made, no Present Value Deficiency exists and no Default or Event of Default would result therefrom.
     (k) As of the date hereof only, after giving effect to the Credit Documents and each transaction thereunder (including each Hedge), each Credit Party, individually and together with its Subsidiaries, is Solvent.
     (l) As of the date hereof only, none of the reports, financial statements, certificates or other written information furnished by or on behalf of any Credit Party to any Agent or any Bank on or prior to the date hereof (as modified or supplemented by other information so furnished on or prior to the date hereof), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading, provided that, with respect to any projected financial information, the Credit Parties represent only that such information was prepared in good faith based upon assumptions believed by the Credit Parties to be reasonable at the time (it being recognized, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by any projections may materially differ from the projected results). None of the reports, financial statements, certificates or other written information furnished by or on behalf of any Credit Party to any Agent or any Bank after the date hereof (as modified or supplemented by other information so furnished after the date hereof), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading.
     (m) Except as set out in the most recent certificate delivered pursuant to Section 3.1(g) or 2.6(a)(iv), each Credit Party and its Subsidiaries has good and defensible title to its material Oil and Gas Properties, free and clear of all Liens except Liens not prohibited by Section 5.2(a). As used in this Agreement, “good and defensible title” to Oil and Gas Properties shall be based on the standard that a prudent Person engaged in the business of ownership, development and operation of Oil and Gas Properties where such Oil and Gas Properties are located with knowledge of all of the facts and their legal bearing would be willing to accept as good and defensible title. Except as set forth in the most recent certificate delivered pursuant to Section 3.1(g) or 2.6(a)(iv), subject to the Liens not prohibited by Section 5.2(a) and subject to permitted sales under this Agreement, the Credit Parties own the net interests in production attributable to the Hydrocarbon Interests reflected in the most recently delivered Engineering Report in all material respects and the ownership of such Properties shall not in any material respect obligate (other than obligations entered into in the ordinary course of business) any Credit Party or any Subsidiary to bear the costs and expenses relating to the maintenance, development and operation of any such Property in an amount in excess of the working interest of such Property set forth in the most recently delivered Engineering Report. All factual information contained in the most recently delivered Engineering Report is true and correct in all material respects as of the date of such Engineering Report.
     (n) All leases and agreements necessary for the conduct of the business of each Credit Party and its Subsidiaries are valid and subsisting and in full force and effect and there exists no default that if not cured could lead to a right to terminate or event or circumstance which with the giving of notice or the passage of time or both would give rise to such a default under any such lease or agreement, except in either case as would not reasonably be expected to have a Material Adverse Effect.
     (o) The rights, Properties and other assets presently owned, leased or licensed by each Credit Party and its Subsidiaries including all easements and rights of way, include all rights, Properties and other assets necessary to permit each Credit Party and its Subsidiaries to conduct their business in all material respects in the same manner as their business has been conducted prior to the Effective Date.
     (p) All of the assets and Properties of each Credit Party and its Subsidiaries which are reasonably necessary for the operation of their business are in good working condition for their current use and are maintained in accordance with business standards of a reasonably prudent operator where such assets and Properties are located, except in either case as would not reasonably be expected to have a Material Adverse Effect.
     (q) Each representation made by the Counterparty in a Hedge Document was true and correct in all material respects at the time made.
     (r) The Counterparty has delivered to each Bank a copy of each executed amendment, waiver or modification of, and each consent pertaining to, this Agreement or any Security Document.
ARTICLE V
COVENANTS OF THE CREDIT PARTIES
     SECTION 5.1 Affirmative Covenants. So long as any Qualifying Hedge or any obligation to make any payment or delivery under any Qualifying Hedge shall remain outstanding, each Credit Party will, unless the Required Banks shall otherwise consent in writing:
     (a) Compliance with Laws, Etc. Comply, and cause each of its Material Subsidiaries to comply, with all applicable laws, rules, regulations and orders, including ERISA and all Environmental Laws, such compliance to include, without limitation, the payment and discharge before the same become delinquent of all taxes, assessments and governmental charges or levies imposed upon it or any of its Material Subsidiaries or upon any of its property or any property of any of its Material Subsidiaries, and all lawful claims which, if unpaid, would become a Lien upon any property of it or any of its Material Subsidiaries (except where failure to comply could not reasonably be expected to have a Material Adverse Effect); provided that no Credit Party nor any Subsidiary of a Credit Party shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings and with respect to which reserves in conformity with GAAP, if required by GAAP, have been provided on the books of such Credit Party or such Subsidiary, as the case may be.
     (b) Reporting Requirements. Furnish to the Administrative Agent (in the case of clauses (i) through (ix) and clause (xii) of this Section 5.1(b)), to the Computation Agent (in the case of clause (x) of this Section 5.1(b)), to the Collateral Agent (in the case of clause (xi) of this Section 5.1(b)) and to the PV Determination Agent (in the case of clause (xiii) of this Section 5.1(b)):
          (i) as soon as possible and in any event within five Business Days after an Authorized Officer of such Credit Party obtains knowledge of the occurrence of any Default or Event of Default, continuing on the date of such statement, a statement of an Authorized Financial Officer of such Credit Party setting forth the details of such Default or Event of Default and the actions, if any, which such Credit Party has taken and proposes to take with respect thereto;
          (ii) in the case of the Counterparty, as soon as available and in any event not later than 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Counterparty, (1) the unaudited combined balance sheet of the Credit Party Entities as of the end of such Fiscal Quarter and the unaudited combined statements of income and cash flows of the Credit Party Entities for the period commencing at the end of the previous year and ending with the end of such Fiscal Quarter, all in reasonable detail and duly certified by an Authorized Financial Officer of the Counterparty as fairly presenting in all material respects the combined financial condition of the Credit Party Entities as of the end of such Fiscal Quarter and the combined results of operations of the Credit Party Entities for such period and (2) a certificate of an Authorized Financial Officer of the Counterparty stating that he has no knowledge that a Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action, if any, which the Counterparty proposes to take with respect thereto;
          (iii) in the case of the Counterparty, as soon as available and in any event not later than 105 days after the end of each Fiscal Year of the Counterparty, (1) the unaudited combined balance sheet of the Credit Party Entities as of the end of such Fiscal Year and the unaudited combined statements of income and cash flows of the Credit Party Entities for such Fiscal Year, in each case prepared in accordance with GAAP and duly certified by an Authorized Financial Officer of such Credit Party as fairly presenting in all material respects the combined financial condition of the Credit Party Entities as of the end of such Fiscal Year and the combined results of operations of the Credit Party Entities for such Fiscal Year and (2) a certificate of an Authorized Financial Officer of the Counterparty stating that he has no knowledge that a Default or Event of Default has occurred and is continuing, or if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof, and the action, if any, which the Counterparty proposes to take with respect thereto;
          (iv) such other information (other than projections) respecting the business or properties, or the condition or operations, financial or otherwise, of such Credit Party or any of its Subsidiaries as any Bank through the Administrative Agent may from time to time reasonably request;
          (v) promptly after the sending or filing thereof, copies of all final reports and final registration statements which such Credit Party or any Subsidiary of such Credit Party files with the Securities and Exchange Commission or any national securities exchange; provided that, if such reports and registration statements are readily available on-line through EDGAR, such Credit Party or Subsidiary shall not be obligated to furnish copies thereof;
          (vi) as soon as possible and in any event within 30 Business Days after such Credit Party or any Subsidiary or ERISA Affiliate of such Credit Party knows or has reason to know that any

Termination Event (ERISA) with respect to any Plan has occurred or is reasonably expected to occur that could reasonably be expected to have a Material Adverse Effect, a statement of an Authorized Financial Officer of such Credit Party describing such Termination Event (ERISA) and the action, if any, which such Credit Party proposes to take with respect thereto;
          (vii) promptly and in any event within 25 Business Days after receipt thereof by such Credit Party or any ERISA Affiliate of such Credit Party, copies of each notice received by such Credit Party or any ERISA Affiliate of such Credit Party from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan;
          (viii) promptly and in any event within 25 Business Days after receipt thereof by such Credit Party or any ERISA Affiliate of such Credit Party from the sponsor of a Multiemployer Plan, a copy of each notice received by such Credit Party or any ERISA Affiliate of such Credit Party concerning (A) the imposition of a Withdrawal Liability by a Multiemployer Plan, (B) the determination that a Multiemployer Plan is, or is expected to be, in reorganization within the meaning of Title IV of ERISA, (C) the termination of a Multiemployer Plan within the meaning of Title IV of ERISA, or (D) the amount of liability incurred, or expected to be incurred, by such Credit Party or any ERISA Affiliate of such Credit Party in connection with any event described in clause (A), (B) or (C) above that, in the aggregate, could reasonably be expected to have a Material Adverse Effect;
          (ix) within five Business Days after the occurrence of any event that would permit the Required Banks to initiate an Unscheduled Redetermination pursuant to Section 2.6(e)(ii)(1) or Section 2.6(e)(ii)(2), (a) notice of such event and (b) if such event was a Transfer referred to in Section 5.2(l), a certificate of an Authorized Officer of the Counterparty certifying that the Credit Parties are in compliance with Section 5.2(l);
          (x) no later than 5:00 p.m. (central time) on each Business Day, (i) a report in the form of Exhibit G setting forth (A) the Other Present Value Obligations Amount as of the close of such Business Day, (B) as to each Qualifying Hedge, the information contemplated by Exhibit G as of the close of such Business Day, other than the name of the Bank party thereto and (C) the aggregate amount referred to in clause (ii) of the definition herein of Aggregate Net MTM Exposure as of the close of such Business Day and (ii) a report setting forth, as to each Hedge referred to in Section 5.2(c)(i)(b) or 5.2(c)(i)(c), all of the terms thereof and all amounts owed thereunder as of the close of such Business Day;
          (xi) no later than 5:00 p.m. (central time) on each Business Day, a report in the form of Exhibit L, identifying for each Qualifying Hedge in effect as of the close of such Business Day the name of the Bank that is (or a Designated Affiliate of which is) a party thereto;
          (xii) within five Business Days after any disposition of Proved Reserves by a Credit Party to a Subsidiary of a Credit Party, if the sum of (a) the fair market value of such Proved Reserves plus (b) the fair market value of all other Proved Reserves disposed by a Credit Party to a Subsidiary of a Credit Party since the most recent Redetermination Date (or the Effective Date, if the first Redetermination Date has not occurred) would equal or exceed $100 million, a brief description of such disposition; and
          (xiii) immediately upon any Hedge becoming an Early Termination Hedge, notice of such event and a copy of such Hedge.
     (c) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which such Credit Party or such Subsidiaries operate; provided that such Credit Party or any such Subsidiary may self-insure to the extent and in the manner normal for companies of like size, type and financial condition, provided further that any insurance required by this Section 5.1(c) may be maintained by TWC on behalf of the Credit Parties and their Subsidiaries.
     (d) Preservation of Existence, Etc. Preserve and maintain, and cause each of its Material Subsidiaries to preserve and maintain, its existence as a corporation or other Business Entity, rights and franchises in the jurisdiction of its incorporation or formation, and qualify and remain qualified, and cause each Material Subsidiary to qualify and remain qualified, as a foreign entity in each jurisdiction in which qualification is necessary or desirable in view of its business and operations or the ownership of its properties, except (i) in the case of any Material Subsidiary of such Credit Party (other than another Credit Party), where the failure of such Material Subsidiary to so maintain its existence could not reasonably be expected to have a Material Adverse Effect, (ii) where the failure to preserve and maintain such rights and franchises (other than existence) or to so qualify and remain qualified could not reasonably be expected to have a Material Adverse Effect, and (iii) such Credit Party and its Material Subsidiaries may consummate any merger or consolidation permitted pursuant to Section 5.2(d) and other dispositions permitted hereunder.
     (e) Oil and Gas Properties. Each Credit Party will and will cause each of its Subsidiaries to, at its own expense, (i) operate, and cause each of its Subsidiaries to operate, its Oil and Gas Properties or cause such Oil and Gas Properties to be operated in accordance with such Credit Party’s or its Subsidiaries’, as the case may be, practices on the Effective Date or in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance in all respects with all requirements of any Governmental Authority, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect; and (ii) do or cause to be done all things reasonably necessary to preserve and keep in good repair and working order (ordinary wear and tear excepted) all of its Oil and Gas Properties and other material Properties including all equipment, machinery and facilities, except to the extent a portion of such Properties is no longer capable of producing Hydrocarbons in economically reasonable amounts or where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. Each Credit Party will and will cause each of its Subsidiaries to promptly: (i) pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, (ii) perform or make reasonable and customary efforts to cause to be performed the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material Properties, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, (iii) do all other things necessary to keep unimpaired, except for Liens not prohibited by Section 5.2(a), its rights with respect thereto and prevent any forfeiture thereof or a default thereunder, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect and (iv) maintain all rights of way, easements, grants, privileges, licenses, certificates, and permits necessary for the use of any Oil and Gas Property, the failure of which to maintain could reasonably be expected to result in a Material Adverse Effect.
     (f) Inspection Rights. Permit, and cause each of its Material Subsidiaries to permit, any representatives designated by the Administrative Agent or the Required Banks, upon reasonable prior notice, at the Banks’ expense (with each Bank to pay its Ratable Portion of such expense) so long as no Event of Default exists and no Present Value Deficiency exists and at the Counterparty’s expense during the continuance of an Event of Default or a Present Value Deficiency, to visit and inspect the properties of such Credit Party or any Material Subsidiary of such Credit Party with an Authorized Officer of a

Credit Party present, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers, all at such reasonable times and as often as reasonably requested but no more frequently than quarterly so long as no Event of Default exists and no Present Value Deficiency exists.
     (g) Payment of Obligations. Pay, and cause each of its Material Subsidiaries to pay, before the same shall become delinquent or in default, all obligations that, if not paid, could reasonably be expected to have a Material Adverse Effect, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) such Credit Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP.
     (h) Books and Records. Keep, and cause each of its Subsidiaries to keep, books of record and account in accordance with GAAP.
     SECTION 5.2 Negative Covenants. So long as any Qualifying Hedge or any obligation to make any payment or delivery under any Qualifying Hedge shall remain outstanding, no Credit Party will, without the written consent of the Required Banks (it being understood that each of the permitted exceptions to each of the covenants in this Section 5.2 is in addition to, and not overlapping with, any other of such permitted exceptions to such covenant, except to the extent expressly provided therein):
     (a) Liens, Etc. Create, assume, incur or suffer to exist, or permit any of its Subsidiaries (other than Non-Recourse Subsidiaries) to create, assume, incur or suffer to exist, any Lien on or in respect of any of its property, whether now owned or hereafter acquired, in each case to secure or provide for the payment of any Debt or Specified Obligation; provided that notwithstanding the foregoing, the Credit Parties or any of their Subsidiaries may create, incur, assume or suffer to exist General Permitted Liens securing obligations of any Person and Limited Permitted Liens.
     (b) Other Obligations. Create, incur, assume or permit to exist, or permit any of its Subsidiaries to create, incur, assume or permit to exist, any Other Present Value Obligation if, after giving effect thereto, the Other Present Value Obligations Amount would exceed $250,000,000.
     (c) Hedges. Enter into, or permit any Subsidiary to, enter into (i) any Hedge, except (a) Qualifying Hedges, (b) Permitted Hedges and (c) Hedges entered into in the ordinary course of business in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of such Credit Party or any Subsidiary, (ii) any Hedge against any change in the price of natural gas if after giving effect to such Hedge, more than 70% (on a volumetric basis) of Forecasted Annual Production of natural gas for the year in which such Hedge is entered into or for any of the three subsequent calendar years would be covered by Hedges to which any Credit Party Entity is a party, or (iii) any Hedge against any change in the price of oil if after giving effect to such Hedge, more than 70% (on a volumetric basis) of Forecasted Annual Production of oil for the year in which such Hedge is entered into or for any of the three subsequent calendar years would be covered by Hedges to which any Credit Party Entity is a party. For purposes of any Collar, the volume hedged will be the notional volume of the put that constitutes a portion of such Collar, and the call that constitutes a portion of such Collar shall not be taken into account. Until the delivery of the first December 31 Engineering Report delivered after the Effective Date, the Forecasted Annual Production for oil and natural gas shall be as follows for the following years:

Year	Oil	Natural Gas

2007	0.753 MBO/day	841 MMcf/day

2008	0.866 MBO/day	914 MMcf/day

2009	0.713 MBO/day	774 MMcf/day

2010	0.559 MBO/day	634 MMcf/day
     (d) Merger and Sale of Assets. Merge or consolidate with or into any other Person, or sell, lease or otherwise transfer all or substantially all of its assets, except that this Section 5.2(d) shall not prohibit any merger or consolidation (i) by any Credit Party with any Person that is not a Credit Party, if (A) such Credit Party is the surviving entity, (B) at the time of such merger or consolidation, no Event of Default exists and no Present Value Deficiency exists and (C) immediately after giving effect thereto, no Event of Default would exist and no Pro Forma Present Value Deficiency would result or (ii) by any Credit Party with the other Credit Party, if (A) the Counterparty is the surviving entity, (B) at the time of such merger or consolidation, no Event of Default exists and no Present Value Deficiency exists and (C) immediately after giving effect thereto, no Event of Default would exist and no Pro Forma Present Value Deficiency would result.
     (e) Agreements to Restrict Certain Transfers. Enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any consensual encumbrance or consensual restriction on its ability or the ability of any of its Subsidiaries (i) to pay, directly or indirectly, dividends or make any other distributions in respect of its Equity Interests or pay any Debt or other obligation owed, in any case, to a Credit Party or to any Subsidiary of any Credit Party or (ii) to make loans or advances to a Credit Party or any Subsidiary thereof, except (1) encumbrances and restrictions on any Subsidiary that is not a Material Subsidiary, (2) those encumbrances and restrictions existing on May 3, 2004, and other customary encumbrances and restrictions existing after May 3, 2004 that are not more restrictive in any material respect, taken as a whole, than the encumbrances and restrictions existing on May 3, 2004 (provided that the application of any such restrictions and encumbrances to additional Subsidiaries not subject thereto on May 3, 2004 shall not be deemed to make such restrictions and encumbrances more restrictive), (3) encumbrances or restrictions on any Non-Recourse Subsidiary, including those arising in connection with Non-Recourse Debt, (4) encumbrances or restrictions existing under or by reason of (a) applicable law (including rules, regulations and agreements with regulatory authorities), (b) any agreement or instrument in effect at the time a Person is acquired by a Credit Party or any Subsidiary of a Credit Party, so long as such agreement was not entered into in contemplation of such acquisition, (c) any agreement for the sale or other disposition of a Subsidiary of a Credit Party that restricts distributions by that Subsidiary pending its sale or other disposition or (d) provisions with respect to distributions of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements; provided that such encumbrances or restrictions apply only to the assets or property subject to such joint venture, asset sale, stock sale or similar agreement or to the assets or property being sold, as the case may be, and (5) encumbrances or restrictions existing under or by reason of Limited Permitted Liens or General Permitted Liens securing debt otherwise permitted to be incurred under this Section 5.2 that limit the right of the debtor to dispose of the assets subject to such Limited Permitted Liens or General Permitted Liens.
     (f) Contingent Obligations. Create, incur, assume or permit to exist, or permit any of its Subsidiaries to create, incur, assume or permit to exist, any Contingent Obligation, except (i) Other

Present Value Obligations permitted by Section 5.2(b), (ii) Hedges permitted by Section 5.2(c), (iii) Contingent Obligations created by the Credit Documents, (iv) Contingent Obligations incurred in the ordinary course of business, (v) Contingent Obligations with respect to Other Present Value Obligations or letters of credit backing any Qualifying Hedge and (vi) Contingent Obligations that are, in the aggregate, not material to the Credit Parties and their Subsidiaries, taken as a whole.
     (g) Compliance with ERISA. (i) Terminate, or permit any ERISA Affiliate of such Credit Party to terminate, any Plan so as to result in any material liability of such Credit Party, any Material Subsidiary of such Credit Party or any such ERISA Affiliate to the PBGC, if such material liability of such ERISA Affiliate could reasonably be expected to have a Material Adverse Effect or (ii) permit to occur any Termination Event (ERISA) with respect to a Plan that would have a Material Adverse Effect.
     (h) Transactions with Related Parties. Make any sale to, make any purchase from, extend credit to, make payment for services rendered by, or enter into any other transaction with, or permit any Subsidiary of such Credit Party to make any sale to, make any purchase from, extend credit to, make payment for services rendered by, or enter into any other transaction with, any Related Party of such Credit Party or of such Subsidiary, unless as a whole such sales, purchases, extensions of credit, rendition of services and other transactions are (at the time such sale, purchase, extension of credit, rendition of services or other transaction is entered into) on terms and conditions reasonably fair in all material respects to such Credit Party or such Subsidiary in the good faith judgment of such Credit Party; provided that the following items will not be deemed to be subject to the provisions of this Section 5.2(h): (i) declaring or paying any dividend or distribution or purchasing, redeeming, retiring, defeasing or otherwise acquiring for value any Equity Interests, in each case not otherwise prohibited hereunder, (ii) any agreement, instrument or arrangement as in effect on the date hereof or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) or in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Banks in any material respect than the original agreement as in effect on the date hereof as determined in good faith by an Authorized Financial Officer of such Credit Party, (iii) (a) corporate sharing agreements among a Credit Party and its Subsidiaries with respect to tax sharing and general overhead and other administrative matters and (b) any other intercompany arrangements disclosed or described in TWC’s report on Form 10-K for the year ended December 31, 2005 (including the exhibits attached to each), all as in effect on December 31, 2005, and any amendment or replacement of any of the foregoing so long as such amendment or replacement agreement is not less advantageous to any Credit Party thereto in any material respect than the agreement so amended or replaced, as such agreement was in effect on December 31, 2005, (iv) any transaction wholly between the Counterparty and WPC or (v) the Bargath Asset Transfer.
     (i) Restricted Payments. (i) Declare or pay any dividends (other than in common stock of such Credit Party), purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any other distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such, or (ii) permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests in any Credit Party (any action described in clause (i) or (ii) of this sentence being a “Restricted Payment”), except (x) cash dividends paid to a parent of a Credit Party to the extent necessary to permit such parent to pay any taxes that are due and payable by the Credit Party Entities as part of a consolidated group, (y) any Restricted Payment made if no Present Value Deficiency shall exist and no Event of Default shall have occurred and be continuing at the time of such Restricted Payment and no Pro Forma Present Value Deficiency or Event of Default would result therefrom and (z) cash dividends paid to a Credit Party Entity.

     (j) Sale and Leaseback Transactions. Enter into, or permit any of its Subsidiaries to enter into, any Sale and Leaseback Transaction, if after giving effect thereto the sum of (i) the aggregate amount of all Attributable Obligations of such Credit Party and its Subsidiaries plus (ii) the aggregate amount of all obligations of such Credit Party and its Subsidiaries secured by any Lien referred to in paragraph (k) of Schedule V would exceed $40,000,000.
     (k) Change of Business. Enter into, or permit any of its Subsidiaries to enter into, any business except for those businesses in which the Credit Party Entities are engaged on the Effective Date or that are reasonably related or incidental thereto.
     (l) Sale of Oil and Gas Properties. Except for (i) Hydrocarbons sold in the ordinary course of business as and when produced, (ii) Hydrocarbon Interests transferred in the ordinary course of business to Persons that are neither a Credit Party Entity nor TWC nor an Affiliate of either a Credit Party Entity or TWC and (iii) Permitted Dispositions, sell, assign, transfer, dispose, farm-out or convey, directly or indirectly, by way of merger or sale of Equity Interests in a Subsidiary or otherwise (“Transfer”), or permit any Subsidiary to do so, any interest in any of its Oil and Gas Properties, unless no Present Value Deficiency exists and no Event of Default shall have occurred and be continuing at the time thereof and no Pro Forma Present Value Deficiency or Event of Default would result therefrom.
ARTICLE VI
EVENTS OF DEFAULT; CERTAIN REMEDIES
     SECTION 6.1 Events of Default. Subject to Section 6.2, if any of the following events (“Events of Default”) shall occur and be continuing:
     (a) Any Credit Party (i) shall fail to comply with Section 2.7 when required by Section 2.7 or shall fail to comply with Section 6.2 when required by Section 6.2, (ii) shall fail to make any payment or, except with respect to Gas Transactions, delivery when required by any Qualifying Hedge, or (iii) shall fail to pay any interest, fee or other amount (other than any amount referred to in clause (i) or (ii) of this Section 6.1(a)) presented in writing to be paid by it hereunder or under any Credit Document to which it is a party within ten days after the same becomes due and payable; or
     (b) Any certification, representation or warranty made by any Credit Party herein or in any other Credit Document or by any Credit Party (or any Authorized Officer of any Credit Party) in writing under or in connection with this Agreement or any other Credit Document or any instrument executed in connection herewith shall prove to have been incorrect in any material respect when made or deemed made; or
     (c) Any Credit Party shall fail to perform or observe (i) any term, covenant or agreement contained in this Agreement (other than a term, covenant or agreement contained in Section 2.7 or Section 5.2) or any other Credit Document (other than a Qualifying Hedge or a Subordination Agreement) on its part to be performed or observed and such failure shall continue for 30 days after the earlier of the date notice thereof shall have been given to the Counterparty by the Administrative Agent or any Bank or the date an Authorized Officer of such Credit Party shall have knowledge of such failure or (ii) any term, covenant or agreement contained in Section 5.2; or
     (d) Any Credit Party or any Subsidiary of any Credit Party (other than a Non-Recourse Subsidiary) shall fail to pay any principal of or premium or interest on any Debt which is outstanding in a principal amount of at least $50,000,000 in the aggregate of such Credit Party or any Subsidiary of such Credit Party (as the case may be) (other than a Non-Recourse Subsidiary), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any such Debt shall be accelerated; or
     (e) Any Credit Party or any Material Subsidiary of any Credit Party shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Credit Party or any Material Subsidiary of any Credit Party seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), shall remain undismissed or unstayed for a period of 60 days; or any Credit Party or any Material Subsidiary of any Credit Party shall take any action to authorize any of the actions set forth above in this subsection (e) (for the avoidance of doubt, Non-Recourse Subsidiaries are not subject to this clause (e)); or
     (f) One or more judgments or orders for the payment of money in excess of $50,000,000 in the aggregate (to the extent not paid or to the extent not covered by insurance or indemnities that the Counterparty, in its reasonable good faith judgment, believes will be paid when due by the parties providing such indemnities or insurance) shall be rendered against any Credit Party or any Material Subsidiary of any Credit Party and remain unsatisfied and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect (for the avoidance of doubt, Non-Recourse Subsidiaries are not subject to this clause (f)); or
     (g) Any Termination Event (ERISA) with respect to a Plan shall have occurred and, 30 days after notice thereof shall have been given to the Counterparty by the Administrative Agent, (i) such Termination Event (ERISA) shall still exist and (ii) the sum (determined as of the date of occurrence of such Termination Event (ERISA)) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which a Termination Event (ERISA) shall have occurred and then exist (or in the case of a Plan with respect to which a Termination Event (ERISA) described in clause (ii) of the definition herein of Termination Event (ERISA) shall have occurred and then exist, the liability related thereto) is equal to or greater than $125,000,000; or
     (h) Any Credit Party or any Subsidiary or ERISA Affiliate of any Credit Party shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans in connection with Withdrawal Liabilities (determined as of the date of such notification), exceeds $125,000,000 in the aggregate; or
     (i) Any Credit Party or any Subsidiary or ERISA Affiliate of any Credit Party shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Credit Parties and their respective ERISA Affiliates to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years which include the Effective Date by an amount exceeding $125,000,000; or

     (j) The guarantee given by the Guarantor pursuant to Article IX for any reason is not a legal, valid, binding and enforceable obligation of the Guarantor or any Credit Party shall so state in writing; or
     (k) A Change of Control Event shall occur; or
     (l) Any TWC Default shall occur; or
     (m) Any party to a Subordination Agreement (other than the Administrative Agent) shall fail to perform or observe any term, covenant or agreement contained in such Subordination Agreement on its part to be performed or observed (provided that a five Business Day grace period shall apply to breaches of Section 1.6 of any Subordination Agreement, the last sentence of Section 1.11 of any Subordination Agreement and Section 4.1 of any Subordination Agreement); or
     (n) Any Subordination Agreement for any reason is not a legal, valid, binding and enforceable obligation of any party thereto (other than the Administrative Agent) or any such party shall so state in writing;
then, and in any such event, (1) each Bank shall have the right to terminate all (but not less than all) of the Qualifying Hedges to which it is a party (which, for avoidance of doubt, includes, without limitation, any Qualifying Hedge to which any of its Designated Affiliates is a party) and shall have all other rights and remedies provided by the Hedge Documents to which it is a party, by law or otherwise, (2) as of the Business Day specified by notice to the Counterparty given by the Administrative Agent at the request of the Required Banks, all Qualifying Hedges shall be deemed terminated in accordance with Section 6(a) of each ISDA Master Agreement, (3) each Bank will, so long as it has actual knowledge of the continuance of such event, pay directly to the Collateral Agent for deposit into the Collateral Account all payments under any Qualifying Hedge that would otherwise be paid to the Counterparty, and such payments will be made without exercise of any offset, defense or counterclaim (except that a Bank may net payments owed under any Qualifying Hedge to which it is a party against payments owed under any other Qualifying Hedge to which it is a party and may net payments under the same Qualifying Hedge) and (4) the Administrative Agent while such event exists shall at the request, or may with the consent, of the Required Banks, by notice to the Counterparty, declare all amounts payable by any Credit Party under this Agreement and any other Credit Document to be forthwith due and payable, whereupon all such amounts shall become and be forthwith due and payable, without requirement of any presentment, demand, protest, notice of intent to accelerate, further notice of acceleration or other further notice of any kind (other than the notice expressly provided for above), all of which are hereby expressly waived by the Credit Parties; provided, however, that in the event of any Event of Default described in Section 6.1(e), all such amounts (other than amounts payable under any Hedge Document) shall automatically become and be due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or any other notice of any kind, all of which are hereby expressly waived by the Credit Parties.
     SECTION 6.2 Abatement of Certain Defaults. Notwithstanding Section 6.1, if (i) any event (other than an event referred to in Section 6.1(a) or 6.1(e)) occurs that would constitute an Event of Default, (ii) within one Business Day of such occurrence, the Counterparty delivers to the Collateral Agent, for deposit into the Collateral Account, Acceptable Credit Support in an amount sufficient to cause the aggregate amount of all Acceptable Credit Support in the Collateral Account to be equal to the aggregate of the net MTM Exposure of each Bank for the day of such occurrence for all Qualifying Hedges to which such Bank is a party (determined separately for each Bank and then aggregated, but excluding any Bank as to which such net MTM Exposure is negative), and (iii) on each subsequent Business Day so long as such occurrence continues, the Counterparty delivers to the Collateral Agent, for deposit into the Collateral Account, Acceptable Credit Support in an amount, if any, sufficient to cause the aggregate amount of all Acceptable Credit Support in the Collateral Account to be equal to the aggregate of the net MTM Exposure of each Bank for the immediately preceding Business Day for all Qualifying Hedges to which such Bank is a party (determined separately for each Bank and then aggregated, but excluding any Bank as to which such net MTM Exposure is negative), then (I) such event shall not constitute an Event of Default hereunder or under any other Credit Document, except such event shall constitute an “Event of Default” as such term is used in Sections 2.7, 5.1(f), 5.2(d), 5.2(i), 5.2(l) and 8.4 and this Section 6.2, and (II) the rights and remedies that would otherwise exist, in respect of such event, pursuant to clauses (1), (2) and (4) of Section 6.1 shall not be applicable so long as the Counterparty is in compliance with this Section 6.2, provided that this clause (II) shall not apply to the extent any such event would constitute an Event of Default as a result of a failure to comply with any of Sections 5.1(f), 5.2(d), 5.2(i), 5.2(l) or 8.4 at a time when another event constitutes an “Event of Default”, as such term is used in such Section pursuant to the exception set forth in clause (I) of this sentence. The Counterparty agrees to make the deliveries contemplated by clause (ii) of the foregoing sentence and the deliveries contemplated by clause (iii) of the foregoing sentence, in each case on the days contemplated therein.
     SECTION 6.3 Additional Remedies. Upon the occurrence and during the continuance of any “Event of Default” (as defined in any Qualifying Hedge) with respect to the Counterparty, the Bank party to such Qualifying Hedge shall have all rights and remedies provided therein.
ARTICLE VII
THE AGENTS
     SECTION 7.1 Agents’ Authorization and Action. Each of the Banks hereby appoints and authorizes (i) the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Credit Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, (ii) the Computation Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Credit Documents as are delegated to the Computation Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, (iii) the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Credit Documents as are delegated to the Collateral Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (iv) the PV Determination Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Credit Documents as are delegated to the PV Determination Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by the Credit Documents (including enforcement of the terms of this Agreement or collection of any amount) no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Banks, and such instructions shall be binding upon all Banks; provided, however, that no Agent shall be required to take any action which exposes such Agent to personal liability, is contrary to the Credit Documents or applicable law or is an action within the power or authority of another Agent. Each Agent agrees to give to each Bank and each of the other Agents prompt notice of each notice given to it, in its capacity as such Agent, by any Credit Party pursuant to the terms of this Agreement (other than Section 5.1(b)(xi)) or any other Credit Document. The Administrative Agent will promptly furnish to each Bank all items furnished to the Administrative Agent pursuant to Section 5.1(b). The Computation Agent will furnish to each Bank and the Counterparty by noon (central time) on the Business Day following each day on which the Computation Agent receives a report from the Counterparty pursuant to Section 5.1(b)(x), a report (which report shall be as of the close of business of the same Business Day as to which such report from the Counterparty pursuant to Section 5.1(b)(x) relates) in substantially the form of Exhibit H, but will not be obligated to send to any Bank or Agent any such report received from the Counterparty. The Collateral Agent (i) will promptly notify each Bank if, based on the information contained in the most recent Computation Agent’s report in substantially the form of Exhibit H, the information delivered pursuant to Section 5.1(b)(xi) and the relevant S&P and Moody’s ratings, a Bank has not provided the Bank Credit Support required by the ISDA Master Agreement to which such Bank is a party, which notice shall include the name of such Bank, the Applicable Credit Support Threshold for such Bank, the amount of Bank Credit Support so required and the amount of Bank Credit Support with respect to such Bank then held in the Collateral Account, (ii) if, based on the information contained in the most recent Computation Agent’s report in substantially the form of Exhibit H, a Present Value Deficiency exists, will promptly notify each Bank that compliance with the second sentence of Section 2.7 is required as a result of such Present Value Deficiency, (iii) if a notice pursuant to clause (ii) of this sentence has been given and thereafter, based on the information contained in the most recent Computation Agent’s report in substantially the form of Exhibit H, no Present Value Deficiency exists, will promptly notify each Bank that such compliance is no longer required as a result of the Present Value Deficiency that resulted in such notice (but without limiting any further requirement of compliance with the second sentence of Section 2.7 if a Present Value Deficiency subsequently exists), and (iv) will notify the Computation Agent no later than 5:00 p.m. (central time) on each Business Day of the amount of Acceptable Credit Support then in the Collateral Account.
     SECTION 7.2 Agents’ Reliance, Etc. To the extent that the information provided to the Computation Agent, in its capacity as the Computation Agent, with respect to any Qualifying Hedge is sensitive market information, the Computation Agent agrees to use reasonable business efforts to keep such information confidential and separate and apart from its personnel (or personnel of its subsidiaries and other subsidiaries of the Computation Agent’s ultimate parent) that are engaged in energy trading activities with any Credit Party, except as otherwise provided in any Credit Document. Without limiting other actions that may constitute reasonable business efforts, the Computation Agent will be deemed to have satisfied the requirements of the preceding sentence to the extent it affords such information the same treatment as it affords other similar information in similar circumstances. No Agent nor any director, officer, agent or employee of any Agent shall be liable for any action taken or omitted to be taken by any of them or under or in connection with this Agreement or any other Credit Document, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, each Agent: (i) may consult with legal counsel (including counsel for any Credit Party), accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Bank or Agent and shall not be responsible to any Bank or Agent for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or any other Credit Document; (iii) shall not have any duty to ascertain or to inquire as to the title to any property or as to the satisfaction, performance or observance of any of the terms, covenants or conditions of this Agreement or any other Credit Document on the part of any Credit Party Entity or to inspect the property (including the books and records) of any Credit Party Entity; (iv) shall not be responsible to any Bank or Agent for the perfection, priority, existence, sufficiency or value of any security, security interest, guaranty or insurance or for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Credit Document or any other instrument or document furnished pursuant hereto or thereto; (v) shall incur no liability under or in respect of any Credit Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram, email, telex or otherwise) believed by it in its reasonable judgment to be genuine and signed or sent by the proper party or parties; and (vi) may treat a Bank as the obligee of any Obligation at any time owed to such Bank, until such Agent receives a Transfer Agreement executed by such Bank and all other required parties. Without limiting the generality of the foregoing, insofar as the Administrative Agent is concerned, each Bank shall be deemed to have consented to, approved and accepted and to be satisfied with each matter required under Section 3.1 of this Agreement, unless the officer of the Administrative Agent responsible for the transactions contemplated by the Credit

Documents shall have received written notice from such Bank prior to such Bank entering into any Qualifying Hedge specifying its objection thereto; provided that this sentence is solely for the benefit of the Administrative Agent (and not any Credit Party) and shall not amend, waive or otherwise modify Section 3.1, Section 6.1(b) or any other provision applicable to any Credit Party.
     SECTION 7.3 Rights. With respect to its Qualifying Hedges, each of Citibank, Citigroup Energy Inc. and Calyon New York shall have the same rights and powers under the Credit Documents as any other Bank and may exercise the same as though it was not an Agent. Citibank, Citigroup Energy Inc., Calyon New York and the respective affiliates of each may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, any Credit Party, any Person who may do business with or own, directly or indirectly, securities of any Credit Party and any other Person, all as if Citibank, Citigroup Energy Inc. and Calyon New York were not Agents, in each case without any duty to account therefor to the Banks. In the event that Citibank or any of its affiliates shall be or become an indenture trustee under the Trust Indenture Act of 1939 (as amended, the “Trust Indenture Act”) in respect of any securities issued or guaranteed by any Credit Party, the parties hereto acknowledge and agree that any payment or property received in satisfaction of or in respect of any Obligation of such Credit Party hereunder or under any other Credit Document by or on behalf of Citibank (or any of its affiliates) in its capacity as an Agent for the benefit of any Bank under any Credit Document (other than Citibank or an affiliate of Citibank) and which is applied in accordance with the Credit Documents shall be deemed to be exempt from the requirements of Section 311 of the Trust Indenture Act pursuant to Section 311(b)(3) of the Trust Indenture Act.
     SECTION 7.4 Indemnification. Each Bank agrees to indemnify each Agent (to the extent not reimbursed by the Credit Parties), from and against such Bank’s Ratable Portion of all claims, damages, losses, liabilities, costs, fees and expenses (including reasonable fees and disbursements of external counsel) of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against any Agent in any way relating to or arising out of this Agreement or any other Credit Document or any action taken or omitted by any Agent under this Agreement or any other Credit Document, including any of the foregoing incurred in connection with any action taken under Section 5.1(f) (expressly including any such claim, damage, loss, liability, cost, fee or expense attributable to the ordinary, sole or contributory negligence of such Agent, but excluding any such claim, damage, loss, liability, cost, fee or expense attributable to the gross negligence or willful misconduct of such Agent). It is the intent of the parties hereto that each Agent shall, to the extent provided in this Section 7.4, be indemnified for its own ordinary, sole or contributory negligence. Without limitation of the foregoing, each Bank agrees to reimburse each Agent promptly upon demand for such Bank’s Ratable Portion of any out-of-pocket expenses (including external counsel fees) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Credit Document to the extent that such Agent is not reimbursed for such expenses by the Credit Parties.
     SECTION 7.5 Successor Agents. (a) The Administrative Agent may resign at any time as Administrative Agent under this Agreement by giving written notice thereof to the Banks, the other Agents and the Counterparty and may be removed at any time with or without cause by the Required Banks. Upon any such resignation or removal, the Required Banks shall have the right to appoint, with the consent of the Counterparty (which consent shall not be unreasonably withheld and shall not be required if an Event of Default under Section 6.1(a) or 6.1(e) exists), a successor Administrative Agent, which shall be a Bank or a Designated Affiliate of a Bank. If no successor Administrative Agent shall have been so appointed by the Required Banks with such consent (if required), and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Required Banks’ removal of the retiring Administrative Agent, then the retiring Administrative

Agent may, on behalf of the Banks, appoint a successor Administrative Agent, which shall be a Bank that is a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000 or a Designated Affiliate of a Bank. Upon the acceptance of any appointment as Administrative Agent under this Agreement by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and shall function as the Administrative Agent under this Agreement, and the retiring Administrative Agent shall be discharged from its duties and obligations as Administrative Agent under this Agreement. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.
     (b) The Computation Agent may resign at any time as Computation Agent under this Agreement by giving written notice thereof to the Banks, the other Agents and the Counterparty and may be removed at any time with or without cause by the Required Banks. Upon any such resignation or removal, the Required Banks shall have the right to appoint, with the consent of the Counterparty (which consent shall not be unreasonably withheld and shall not be required if an Event of Default under Section 6.1(a) or 6.1(e) exists), a successor Computation Agent, which shall be a Bank or a Designated Affiliate of a Bank. If no successor Computation Agent shall have been so appointed by the Required Banks with such consent (if required), and shall have accepted such appointment, within 30 days after the retiring Computation Agent’s giving of notice of resignation or the Required Banks’ removal of the retiring Computation Agent, then the retiring Computation Agent may, on behalf of the Banks, appoint a successor Computation Agent, which shall be a Bank that is a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000 or a Designated Affiliate of a Bank. Upon the acceptance of any appointment as Computation Agent under this Agreement by a successor Computation Agent, such successor Computation Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Computation Agent and shall function as the Computation Agent under this Agreement, and the retiring Computation Agent shall be discharged from its duties and obligations as Computation Agent under this Agreement. After any retiring Computation Agent’s resignation or removal hereunder as Computation Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Computation Agent under this Agreement.
     (c) The Collateral Agent may resign at any time as Collateral Agent under this Agreement by giving written notice thereof to the Banks, the other Agents and the Counterparty and may be removed at any time with or without cause by the Required Banks. Upon any such resignation or removal, the Required Banks shall have the right to appoint, with the consent of the Counterparty (which consent shall not be unreasonably withheld and shall not be required if an Event of Default under Section 6.1(a) or 6.1(e) exists), a successor Collateral Agent, which shall be a Bank or a Designated Affiliate of a Bank. If no successor Collateral Agent shall have been so appointed by the Required Banks with such consent (if required), and shall have accepted such appointment, within 30 days after the retiring Collateral Agent’s giving of notice of resignation or the Required Banks’ removal of the retiring Collateral Agent, then the retiring Collateral Agent may, on behalf of the Banks, appoint a successor Collateral Agent, which shall be a Bank that is a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000 or a Designated Affiliate of a Bank. Upon the acceptance of any appointment as Collateral Agent under this Agreement by a successor Collateral Agent, (i) the retiring Collateral Agent shall deliver to such successor Collateral Agent all collateral and letters of credit in the Collateral Account and all assignments and other transfers necessary to transfer such collateral and letters of credit to the successor Collateral Agent, (ii) such successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent and shall function as the Collateral Agent under this

Agreement, and (iii) the retiring Collateral Agent shall be discharged from its duties and obligations as Collateral Agent under this Agreement and the Security Documents. After any retiring Collateral Agent’s resignation or removal hereunder as Collateral Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent under this Agreement.
     (d) The PV Determination Agent may resign at any time as PV Determination Agent under this Agreement by giving written notice thereof to the Banks, the other Agents and the Counterparty and may be removed at any time with or without cause by the Required Banks. Upon any such resignation or removal, the Required Banks shall have the right to appoint, with the consent of the Counterparty (which consent shall not be unreasonably withheld and shall not be required if an Event of Default under Section 6.1(a) or 6.1(e) exists), a successor PV Determination Agent, which shall be a Bank or a Designated Affiliate of a Bank. If no successor PV Determination Agent shall have been so appointed by the Required Banks with such consent (if required), and shall have accepted such appointment, within 30 days after the retiring PV Determination Agent’s giving of notice of resignation or the Required Banks’ removal of the retiring PV Determination Agent, then the retiring PV Determination Agent may, on behalf of the Banks, appoint a successor PV Determination Agent, which shall be a Bank that is a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000 or a Designated Affiliate of a Bank. Upon the acceptance of any appointment as PV Determination Agent under this Agreement by a successor PV Determination Agent, such successor PV Determination Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring PV Determination Agent and shall function as the PV Determination Agent under this Agreement, and the retiring PV Determination Agent shall be discharged from its duties and obligations as PV Determination Agent under this Agreement. After any retiring PV Determination Agent’s resignation or removal hereunder as PV Determination Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was PV Determination Agent under this Agreement.
     SECTION 7.6 Decisions. Each of the Agents and the Banks acknowledges that it has, independently and without reliance upon any Agent, the Joint Lead Arrangers or any Bank and based on the financial statements referred to in Section 4.1(e) and such other documents and information as it has deemed appropriate, made its own credit analysis and its own decision to enter into this Agreement. Each of the Agents and the Banks (in each case, both on its own behalf and on behalf of its affiliates, directors, officers, employees and agents that are Indemnified Parties) also acknowledges that it will, independently and without reliance upon any Agent, the Joint Lead Arrangers or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement and the other Credit Documents.
     SECTION 7.7 Certain Rights of the Agents. If any Agent shall request instructions from the Required Banks with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, such Agent shall be entitled to refrain from such act or taking such action unless and until such Agent shall have received instructions from the Required Banks; and it shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Bank nor any Indemnified Party shall have any right of action whatsoever against any Agent as a result of its acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Banks. Furthermore, except for action expressly required of an Agent hereunder, such Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall be specifically indemnified to its satisfaction by the Banks (ratably, in accordance with their respective Ratable Portions) against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

     SECTION 7.8 Other Persons. The Joint Lead Arrangers have no duties or obligations under any Credit Document. None of the Joint Lead Arrangers shall have, by reason of this Agreement or the other Credit Documents, a fiduciary relationship in respect of any Bank or any Agent and nothing in this Agreement or other Credit Documents, express or implied, is intended or shall be so construed to impose on any Joint Lead Arranger any obligation in respect of this Agreement or other Credit Documents.
     SECTION 7.9 Additional Rights of Collateral Agent. In the event of any ambiguity or uncertainty hereunder regarding the Collateral Agent or its duties or in any notice, instruction or other communication received by the Collateral Agent hereunder, the Collateral Agent may, in its sole discretion, refrain from taking any action other than retaining possession of the Collateral, unless the Collateral Agent receives written instructions, signed by the Counterparty and the Required Banks, which eliminates such ambiguity or uncertainty.
     In the event of any dispute between or conflicting claims by or among the Banks and any other Person with respect to any Collateral, the Collateral Agent shall be entitled, in its sole discretion, to refuse to comply with any and all claims, demands or instructions with respect to such Collateral so long as such dispute or conflict shall continue, and the Collateral Agent shall not be or become liable in any way to the Banks for failure or refusal to comply with such conflicting claims, demands or instructions. The Collateral Agent shall be entitled to refuse to act until, in its sole discretion, either (i) such conflicting or adverse claims or demands shall have been determined by a final order, judgment or decree of a court of competent jurisdiction, which order, judgment or decree is not subject to appeal, or settled by agreement between the conflicting parties as evidenced in a writing satisfactory to the Collateral Agent or (ii) the Collateral Agent shall have received security or an indemnity satisfactory to it sufficient to hold it harmless from and against any and all losses which it may incur by reason of so acting. The Collateral Agent may, in addition, elect, in its sole discretion, to commence an interpleader action or seek other judicial relief or orders as it may deem, in its sole discretion, necessary. The costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such proceeding shall be paid by the Counterparty.
ARTICLE VIII
MISCELLANEOUS
     SECTION 8.1 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any Credit Document (other than any Confirmation and any amendment, waiver or other modification of any Confirmation), nor consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Banks and the Credit Parties, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by the Required Banks and by all the Banks directly affected thereby, do any of the following: (a) subject any Bank to any liability, commitment or obligation, (b) reduce any fees or other amounts payable hereunder or under any Credit Document, (c) postpone any date fixed for any payment of any fees or other amounts payable hereunder or under any Credit Document, (d) change the definition of Required Banks, (e) release or limit the liability of any Credit Party, (f) amend or waive any provision of, or consent to any departure by any Credit Party from, Section 2.9 or this Section 8.1 or (g) modify any indemnity; and provided further that no amendment, waiver or consent shall affect the rights or duties of any Agent under any Credit Document, unless in writing and signed by such Agent in addition to the Banks required above to take such action. No amendment or waiver of, or consent relating to, this Agreement or any Credit Document (other than any Confirmation and any amendment, waiver or other modification of any Confirmation) shall be effective until delivered to all Banks.

     SECTION 8.2 Notices, Etc. (a) Except as otherwise provided in Section 8.2(b), all notices and other communications provided for hereunder or under any Security Document shall be in writing (including telecopy communication) and mailed, telecopied or delivered, if to any Bank, as specified opposite its name on Schedule I hereto or specified in any New Bank Agreement or a Transfer Agreement for any assignee Bank delivered pursuant to Section 8.5(a); if to a Credit Party, as specified opposite its name on Schedule II hereto; if to Citibank, as an Agent, to its address at 250 West Street, 10th Floor, New York, New York 10013 (telecopier number: (212) 723-2956), Attention: Director Derivatives Operations, with a copy to Citicorp North America, Inc., 333 Clay Street, Suite 3700, Houston, Texas 77002 (telecopier number: (713) 481-0247), Attention: The Williams Companies, Inc. Account Officer; if to Citigroup Energy Inc., as an Agent, to its address at 2800 Post Oak Blvd., Suite 500, Houston, Texas 77056 (telecopier number: (713) 752-5244) Attention: Legal Department, with a copy to Legal Department, 77 Water Street, 9th Floor, New York, New York 10004 (telecopier number: (212) 657-1452), Attention: Department Head; if to Calyon New York, as Collateral Agent, to its address at 1301 Avenue of the Americas, New York, New York 10019 (telecopier number: (212) 261-3315), Attention: Collateral Department; if to Calyon New York, as PV Determination Agent, to its address at 1301 Travis Suite 2100 Houston, TX 77002 (Telecopier: (713) 890-8668), Attention: Reservoir Engineer; or, as to any Credit Party, any Bank or any Agent, at such other address as shall be designated by such party in a written notice to the other parties; provided that materials required to be delivered pursuant to Section 5.1(b)(ii), (iii) and (iv) shall be delivered to the Administrative Agent as specified in Section 8.2(b) or as otherwise specified to any Credit Party by the Administrative Agent; provided, further, that any communication that (a) relates to the payment of any amount due under this Agreement prior to the scheduled date therefor, (b) provides notice of any Default or Event of Default or (c) is required to be delivered to satisfy any condition precedent to the effectiveness of any provision of this Agreement or pertains to a Qualifying Hedge shall be in writing (including telecopy communication) and mailed, telecopied or delivered pursuant to this Section 8.2(a). All such notices and communications shall, when mailed, telecopied or e-mailed, be effective when received in the mail, sent by telecopier to any party to the telecopier number as set forth herein or on Schedule I or Schedule II or specified in a New Bank Agreement or a Transfer Agreement for any assignee Bank delivered pursuant to Section 8.5(a) (or other telecopy number specified by such party in a written notice to the other parties hereto) or confirmed by e-mail, respectively, except that notices and communications to any Agent shall not be effective until received by such Agent. Any notice or communication to a Bank hereunder or under any Security Document (but not notices and communications under a Hedge Document) shall be deemed to be a notice or communication to any Designated Affiliate of such Bank. Delivery by telecopier of an executed counterpart of this Agreement, any other Credit Document or any amendment or waiver of any provision of this Agreement or any other Credit Document shall be effective as delivery of a manually executed counterpart thereof.
     (b) The Credit Parties will have the option to provide to the Administrative Agent all information, documents and other materials that they are obligated to furnish to the Administrative Agent pursuant to this Agreement, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (ii) provides notice of any Default or Event of Default or (iii) is required to be delivered to satisfy any condition precedent to the effectiveness of any provision of this Agreement or pertains to a Qualifying Hedge (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium to oploanswebadmin@citigroup.com.
The Credit Parties further agree that the Administrative Agent may make the Communications available to the Banks and the Agents by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”). The Credit Parties acknowledge that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.
THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THE RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES OF THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO ANY CREDIT PARTY, ANY BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE TRANSMISSION BY ANY CREDIT PARTY, ANY OF THE AGENT PARTIES OR ANY OTHER PERSON OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
The Administrative Agent agrees that the receipt of the Communications by such Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to such Agent for purposes of the Credit Documents. Each of the Banks agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Bank, for purposes of the Credit Documents. Each of the Banks agrees (i) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Bank’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.
Nothing herein shall prejudice the right of any Agent or any Bank to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.
     SECTION 8.3 No Waiver; Remedies. No failure on the part of any Bank or any Agent to exercise, and no delay in exercising, any right under this Agreement or any other Credit Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in this Agreement are cumulative and not exclusive of any remedies provided by law or in any other Credit Document.
     SECTION 8.4 Costs and Expenses.
     (a) (i) The Counterparty agrees to pay, within 30 days of receipt by the Counterparty of request therefor, all reasonable out-of-pocket costs and expenses of the Joint Lead Arrangers and the Agents in connection with the syndication, preparation, execution, delivery, administration, modification and amendment of this Agreement or any other Credit Document and the other documents to be delivered under this Agreement, including the reasonable fees and out-of-pocket expenses of Bracewell & Giuliani,

LLP, counsel for the Agents, with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement and any other Credit Document, and including reasonable fees of counsel relating to review of any New Bank Agreement or any attachment thereto, and (ii) the Counterparty agrees to pay on demand all costs and expenses, if any (including reasonable counsel fees and out-of-pocket expenses), of the Agents and each Bank in connection with the enforcement (after the occurrence and during the continuance of an Event of Default and whether through negotiations (including formal workouts or restructurings), legal proceedings or otherwise) against any Credit Party of any Credit Document.
     (b) The Counterparty agrees, to the fullest extent permitted by law, to indemnify and hold harmless each Agent, the Joint Lead Arrangers and each Bank and each of their respective affiliates, directors, officers, employees and agents (the “Indemnified Parties”) from and against any and all claims, damages, losses, liabilities, costs, fees and expenses (including reasonable fees and disbursements of counsel) of any kind or nature whatsoever for which any of them may become liable or which may be incurred by or asserted against any of the Indemnified Parties (other than claims and related damages, losses, liabilities, costs, fees and expenses made by one Bank (or its successors or assignees) against another Bank) arising out of, related to or in connection with (i) any Credit Document or any other document or instrument delivered in connection herewith, (ii) any violation by any Credit Party or any Subsidiary of any Credit Party of any Environmental Law or any other law, rule, regulation or order, (iii) any Qualifying Hedge or the use or proposed use of any Qualifying Hedge, (iv) any transaction in which any Qualifying Hedge is used or (v) any investigation, litigation or proceeding, whether or not any of the Indemnified Parties is a party thereto, related to or in connection with any of the foregoing or any Credit Document (expressly including any such claim, damage, loss, liability, cost, fee or expense attributable to the ordinary, sole or contributory negligence of such Indemnified Party, but excluding any such claim, damage, loss, liability, cost, fee or expense sought to be recovered by any Indemnified Party to the extent such claim, damage, loss, liability, cost, fee or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party or the gross negligence or willful misconduct of the affiliates, advisors, directors, officers, employees or agents of such Indemnified Party). It is the intent of the parties hereto that each Indemnified Party shall, to the extent provided in this Section 8.4(b), be indemnified for its own ordinary, sole or contributory negligence.
     (c) Without prejudice to the survival of any other agreement of the Counterparty hereunder, the agreements and obligations of the Counterparty contained in Section 2.3 and this Section 8.4 shall survive the payment in full of all amounts payable hereunder and under the other Credit Documents and the occurrence of the Termination Date.
     SECTION 8.5 Binding Effect; Transfers.
     (a) This Agreement shall become effective when (i) it shall have been executed by the Credit Parties and the Agents and (ii) each Bank listed on the signature pages hereof has delivered an executed counterpart hereof to the Administrative Agent, has sent to the Administrative Agent a facsimile copy of its signature hereon or of its signature on a signature page hereof or has notified the Administrative Agent that such Bank has executed this Agreement and thereafter shall be binding upon and inure to the benefit of the Credit Parties, the Banks, the Agents and their respective successors and assigns; provided that the Credit Parties shall not have the right to assign any of their rights hereunder or any interest herein without the prior written consent of the Banks. Each Bank shall transfer all of its rights and obligations under this Agreement to the same Person to which it has transferred all of its Qualifying Hedges pursuant to Section 7 of the ISDA Master Agreement to which it is a party or pursuant to the written consent of the Counterparty, with the transfer of such rights and obligations to occur simultaneously with such transfer pursuant to such Section 7 or pursuant to such consent. Each such transfer of such rights and obligations shall be evidenced by a Transfer Agreement executed by the transferor Bank, the transferee, the Administrative Agent and the Computation Agent. Upon such execution, from and after the effective date specified in each Transfer Agreement (which shall not be on or prior to the date on which all required parties have executed), (x) the assignee thereunder shall be a party hereto as a “Bank” and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Transfer Agreement, have the rights and obligations of a Bank hereunder (including obligations to the Agents pursuant to Section 7.4) and (y) the Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Transfer Agreement, relinquish its rights and be released from its obligations under this Agreement, except for rights and obligations which continue after repayment of the Obligations or termination of this Agreement pursuant to the express terms of this Agreement and such Bank shall cease to be a party hereto, except as to such rights and obligations. No Bank will transfer any Qualifying Hedge pursuant to this Section 8.5(a) to any Person other than to another Bank, a Designated Affiliate of a Bank or to a Person that becomes a Bank party hereto contemporaneously with such transfer.
     (b) By executing and delivering a Transfer Agreement, the Bank assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Transfer Agreement, such assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement, any other Credit Document or any other instrument or document furnished pursuant hereto or in connection herewith, the perfection, priority, existence, sufficiency or value of any security, guaranty or insurance or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Credit Document or any other instrument or document furnished pursuant hereto or in connection herewith, (ii) such assignor makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Credit Party or any other Person or the performance or observance by any Credit Party or any other Person of any of its respective obligations under the Credit Documents or any other instrument or document furnished pursuant hereto or in connection herewith; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of such financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and its own decision to enter into such Transfer Agreement; (iv) such assignee will, independently and without reliance upon any Agent, such assignor or any other Bank and based on such financial statements and such other documents and information as it shall deem appropriate at the time, continue to make its own credit analysis and its own decisions in taking or not taking action under this Agreement, any of the other Credit Documents or any other instrument or document; (v) such assignee appoints and authorizes the Administrative Agent to act as Administrative Agent on its behalf and to exercise such powers and discretion under this Agreement, any other Credit Document or any other document executed in connection herewith or therewith as are delegated to the Administrative Agent by the terms hereof or thereof, together with such powers and discretion as are reasonably incidental thereto; (vi) such assignee appoints and authorizes the Computation Agent to act as Computation Agent on its behalf and to exercise such powers and discretion under this Agreement, any other Credit Document or any other document executed in connection herewith or therewith as are delegated to the Computation Agent by the terms hereof or thereof, together with such powers and discretion as are reasonably incidental thereto; (vii) such assignee appoints and authorizes the Collateral Agent to act as Collateral Agent on its behalf and to exercise such powers and discretion under this Agreement, any other Credit Document or any other document executed in connection herewith or therewith as are delegated to the Collateral Agent by the terms hereof or thereof, together with such powers and discretion as are reasonably incidental thereto; (viii) such assignee appoints and authorizes the PV Determination Agent to act as PV Determination Agent on its behalf and to exercise such powers and discretion under this Agreement, any other Credit Document or any other document executed in connection herewith or therewith as are delegated to the PV Determination Agent by the terms hereof or thereof, together with such powers and discretion as are reasonably incidental thereto; and (ix) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Bank.
     (c) The Administrative Agent shall maintain a copy of each Transfer Agreement delivered to it and a register for the recordation of the names and addresses of each Bank and the outstanding Qualifying Hedges (the “Register”). The entries in the Register made pursuant to this Section 8.5(c) shall be conclusive and binding for all purposes, absent manifest error, and the Credit Parties, the Agents, and the Banks may treat as a Bank each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by any Credit Party, any Agent or any Bank at any reasonable time and from time to time upon reasonable prior notice.
     (d) Upon its receipt of a Transfer Agreement or a New Bank Agreement, the Administrative Agent shall record the information contained therein in the Register and give prompt notice thereof to the Banks and other Agents.
     (e) Each Bank may sell participations to one or more banks or other entities (other than the Credit Parties or any of their Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including all or a portion of the Obligations held by it); provided, that (i) such Bank’s obligations under this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Bank shall remain the holder of any such Obligations for all purposes of this Agreement, (iv) the Credit Parties, the Agents, and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement, (v) all amounts payable under this Agreement shall be calculated as if such Bank had not sold such participation, and (vi) the terms of any such participation shall not restrict such Bank’s ability to consent to any departure by any Credit Party herefrom without the approval of the participant, except that the approval of the participant may be required to the extent that such amendment, waiver or consent would reduce any amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of any amount payable hereunder, in each case to the extent subject to such participation.
     SECTION 8.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. Additionally, as contemplated by Sections 8-110(e)(1) and 9-304(b)(1) of the New York Uniform Commercial Code, it is agreed that New York is the Collateral Agent’s jurisdiction for purposes of the New York Uniform Commercial Code.
     SECTION 8.7 Interest. It is the intention of the parties hereto that each Agent and each Bank shall conform strictly to usury laws applicable to it, if any. Accordingly, if the transactions with any Agent or any Bank contemplated hereby would be usurious under applicable law, then, in that event, notwithstanding anything to the contrary in any Credit Document or any other agreement entered into in connection with or as security for any Credit Document, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, taken, reserved, charged or received by such Agent, or such Bank, as the case may be, under any Credit Document or under any other agreement entered into in connection with or as security for any Credit Document shall under no circumstances exceed the maximum amount allowed by such applicable law and any excess shall be canceled automatically and, if theretofore paid, shall at the option of such Agent, or such Bank, as the case may be, be credited by such Agent or such Bank, as the case may be, on the principal amount of the obligations owed to such Agent or such Bank, as the case may be, by the applicable Credit Party or refunded by such Agent or such Bank, as the case may be, to the applicable Credit Party, and (ii) in the event that the maturity of any obligation payable to such Agent or such Bank, as the case may be, is accelerated or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to such Agent or such Bank, as the case may be, may never include more than the maximum amount allowed by such applicable law and excess interest, if any, to such Agent or such Bank, as the case may be, provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall, at the option of such Agent or such Bank, as the case may be, be credited by such Agent or such Bank, as the case may be, on the principal amount of the obligations owed to such Agent or such Bank, as the case may be, by the applicable Credit Party or refunded by such Agent or such Bank, as the case may be, to the applicable Credit Party.
     SECTION 8.8 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of a counterpart of a signature page hereof by telecopier shall be as effective as delivery of an original executed counterpart hereof.
     SECTION 8.9 Survival of Agreements, Representations and Warranties, Etc. All warranties, representations and covenants made by any Credit Party or any Authorized Officer of any Credit Party herein or in any certificate or other document delivered in connection with this Agreement shall be considered to have been relied upon by the Banks and the Agents and shall survive the execution and delivery of any Credit Document, regardless of any investigation.
     SECTION 8.10 Confidentiality. Each Bank agrees that it will not disclose without the prior consent of the Counterparty (other than to employees, auditors, accountants, counsel or other professional advisors of any Agent or any Bank) any information with respect to the Credit Parties, which is furnished pursuant to this Agreement; provided that any Bank may disclose any such information (1) as has become generally available to the public, (2) as may be required or appropriate in any report, statement or testimony submitted to or required by any regulatory body having or claiming to have jurisdiction over such Bank or submitted to or required by the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (3) as may be required or appropriate in response to any summons or subpoena in connection with any litigation, (4) in order to comply with any law, order, regulation or ruling applicable to such Bank, (5) to the prospective transferee or grantee in connection with any contemplated transfer of any interest herein by such Bank; provided that such prospective transferee executes an agreement with or for the benefit of the Counterparty containing provisions substantially identical to those contained in this Section 8.10, (6) in connection with the exercise of any remedy by such Bank following an Event of Default, (7) in connection with any litigation involving such Bank pertaining to this Agreement or any of the other Credit Documents or any other document delivered in connection herewith, (8) to any Bank, any Designated Affiliate of a Bank or any Agent, (9) to any affiliate of any Bank; provided that such affiliate has agreed with or for the benefit of the Credit Parties to be bound by provisions substantially identical to those contained in this Section 8.10 or (10) to TWC or any of its Subsidiaries.
     SECTION 8.11 Waiver of Jury Trial. The Credit Parties, the Agents and the Banks hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement, any other Credit Document or any of the transactions contemplated hereby.
     SECTION 8.12 Severability. In the event any one or more of the provisions contained in this Agreement, any New Bank Agreement or any document that amends, waives or otherwise modifies this Agreement or any New Bank Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

     SECTION 8.13 Forum Selection and Consent to Jurisdiction; Damages. Any litigation based hereon, or arising out of, under, or in connection with, any Credit Document, or any course of conduct, course of dealing, statements (whether oral or written) or actions of any Agent, any Bank or any Credit Party in connection herewith or therewith may be brought and maintained in the courts of the State of New York sitting in the County of New York or in the United States District Court for the Southern District of New York; provided, however, that any suit seeking enforcement against any security may be brought, at the Collateral Agent’s option, in the courts of any jurisdiction where such security may be            found. The Credit Parties irrevocably consent to the service of process by registered mail, postage prepaid, or by personal service within or without the State of New York at the address for notices specified in accordance with Section 8.2. The Credit Parties hereby expressly and irrevocably waive, to the fullest extent permitted by law, any objection which they may have or hereafter may have to the laying of venue of any such litigation brought in any such court referred to above and any claim that any such litigation has been brought in an inconvenient forum. To the extent that any Credit Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself or its property, such Credit Party hereby irrevocably waives to the fullest extent permitted by law such immunity in respect of its obligations under the Credit Documents. Each of the Credit Parties, the Agents and the Banks hereby irrevocably and unconditionally waives, to the fullest extent it may effectively do so under applicable law, any right it may have to claim or recover in any action or proceeding referred to in this Section 8.13 any exemplary or punitive damages.
     SECTION 8.14 Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.1 to authorize the Administrative Agent to take any action pursuant to Section 6.1, each Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of any Credit Party against any and all of the Obligations of such Credit Party now or hereafter existing, irrespective of whether or not such Bank shall have made any demand under this Agreement or any other Credit Document and although such Obligations may be unmatured. Each Bank agrees promptly to notify such Credit Party and the Administrative Agent after such set-off and application made by such Bank, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Bank under this Section 8.14 are in addition to other rights and remedies (including other rights of set-off) which such Bank may have.
     SECTION 8.15 Separateness. The Credit Parties acknowledge that the Banks are entering into the transactions contemplated by this Agreement in reliance upon each Credit Party’s identity as a legal entity that is separate from each other Credit Party, each affiliate thereof and each other Person. Each Credit Party agrees to maintain itself as a separate legal entity.
ARTICLE IX
GUARANTY
     SECTION 9.1 Guaranty. The Guarantor hereby unconditionally and irrevocably guarantees the punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all Obligations. Without limiting the generality of the foregoing, the Guarantor’s liability shall extend to all amounts which constitute part of the Obligations even if such Obligations are declared unenforceable or not allowable in a bankruptcy, reorganization, or similar proceeding involving the Counterparty or any guarantor of any portion of the Obligations (collectively such guarantors together with the Guarantor and the Counterparty are referred to herein as the “Obligors”). This Article IX constitutes a guarantee of payment, and the Guarantor is primarily liable for the payment of the Obligations. In the event that the Administrative Agent wishes to enforce the guarantee contained in this Section 9.1 against the Guarantor, it shall make written demand for payment from the Guarantor, provided that no such demand shall be required if the Guarantor is in bankruptcy, liquidation, or other insolvency proceedings of if doing so would otherwise violate any stay, order or law, and provided further that failure by the Administrative Agent to make such demand shall not affect the Guarantor’s obligations under this Agreement. The Guarantor shall make each payment to be made by it hereunder promptly following demand therefor.
     SECTION 9.2 Limit of Liability. The liabilities and obligations of the Guarantor hereunder shall be limited to an aggregate amount equal to the largest amount that would not render the Guarantor’s obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of any applicable state law.
     SECTION 9.3 Guaranty Absolute. The Guarantor guarantees that the Obligations will be paid and performed strictly in accordance with the Credit Documents, regardless of any law, regulation, or order now or hereafter in effect in any jurisdiction affecting any of the Obligations or the rights of any Person with respect thereto. The obligations of the Guarantor under this Agreement are independent of the Obligations in each and every particular, and a separate action or actions may be brought and prosecuted against any other Obligor, or any other Person, regardless of whether any other Obligor or any other Person is joined in any such action or actions. The liability of the Guarantor under this Agreement shall be absolute and unconditional irrespective of:
     (a) The lack of validity or unenforceability of the Obligations or any Credit Document (other than this Agreement against the Guarantor) for any reason whatsoever, including that the act of creating the Obligations is ultra vires, that the officers or representatives executing the documents creating the Obligations exceeded their authority, that the Obligations violate usury or other laws, or that any Obligor has defenses to the payment of the Obligations, including breach of warranty, statute of frauds, bankruptcy, statute of limitations, lender liability, or accord and satisfaction;
     (b) Any change in the time, manner, or place of payment or delivery of, or in any term of, any of the Obligations, any increase, reduction, extension, or rearrangement of the Obligations, any amendment, supplement, or other modification of the Credit Documents, or any waiver or consent granted under the Credit Documents, including waivers of the payment and performance of the Obligations;
     (c) Any release, exchange, subordination, waste, or other impairment (including negligent, willful, unreasonable, or unjustifiable impairment) of any collateral securing payment of the Obligations; the failure of any Agent, any Bank or any other Person to exercise diligence or reasonable care in the preservation, protection, enforcement, sale, or other handling of any collateral; the fact that any Lien or assignment related to any collateral for the Obligations shall not be properly perfected, or shall prove to be unenforceable or subordinate to any other Lien or assignment;
     (d) Any full or partial release of any Obligor (other than the full or partial release of the Guarantor);
     (e) The failure to apply or the manner of applying payments, collateral or the proceeds of collateral against the Obligations;
     (f) Any change in the existence, organization or structure of any Obligor; any change in the shareholders, directors, or officers of any Obligor; or the insolvency, bankruptcy, liquidation, or dissolution of any Obligor or any defense that may arise in connection with or as a result of any such insolvency, bankruptcy, liquidation or dissolution;
     (g) The failure to give notice of any extension of credit made by any Bank or other Person to any Obligor, notice of acceptance of any guaranty contemplated by this Agreement, notice of any amendment, supplement, or other modification of any Credit Document, notice of the execution of any document or agreement creating new Obligations, notice of any default or event of default, however denominated, under the Credit Documents, notice of intent to demand, notice of demand, notice of presentment for payment, notice of nonpayment, notice of intent to protest, notice of protest, notice of grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, notice of bringing of suit, notice of any Person’s transfer of Obligations, notice of the financial condition of or other circumstances regarding any Obligor, notice of any Present Value Deficiency or any other notice of any kind;
     (h) Any payment or grant of collateral by any Obligor to any Bank, Agent or other Person being held to constitute a preference under bankruptcy laws, or for any reason any Bank, Agent or other Person is required to refund such payment or release such collateral;
     (i) Any other action taken or omitted which affects the Obligations, whether or not such action or omission prejudices the Guarantor or increases the likelihood that the Guarantor will be required to pay the Obligations pursuant to the terms hereof;
     (j) The fact that all or any of the Obligations cease to exist by operation of law, including by way of discharge, limitation or tolling thereof under applicable bankruptcy laws;
     (k) Any claim or right of set-off that the Guarantor may have; and
     (l) Any other circumstances which might otherwise constitute a defense available to, or a discharge of any Obligor or other surety (other than the termination of this Article IX in accordance with Section 9.5).
     SECTION 9.4 Certain Rights and Waivers.
     (a) Notice and Other Remedies. The Guarantor hereby waives promptness, diligence, notice of acceptance, notice of acceleration, notice of intent to accelerate, and any other notice with respect to any of the Obligations and this Agreement and any requirement that any Bank, Agent or other Person protect, secure, perfect or insure any security interest or other Lien or any property subject thereto or exhaust any right to take any action against any Obligor or any other Person or any collateral.
     (b) Waiver of Subrogation and Contribution; Indemnity.
          (i) Until such time as the Obligations are irrevocably paid in full and each guaranty granted in this Article IX is terminated in accordance with Section 9.5, the Guarantor hereby irrevocably waives any claim or other rights which it may acquire against any Obligor that arise from the Guarantor’s obligations under this Agreement or any other Credit Document or the payment thereof, including any right of subrogation (including any statutory rights of subrogation under Section 509 of the Bankruptcy Code, 11 U.S.C. § 509), reimbursement, exoneration, contribution or indemnification, or any right to participate in any claim or remedy of any Bank, Agent or other Person against any Obligor, or any collateral which any Bank, Agent or other Person now has or hereafter acquires. If any amount shall be paid to the Guarantor in violation of the preceding sentence and the Obligations shall not have been paid in full or any guaranty granted in this Article IX shall not have been terminated in accordance with Section 9.5, such amount shall be held in trust for the benefit of the obligees of the Obligations and shall promptly be paid to the Administrative Agent to be applied to the Obligations, whether matured or unmatured, in accordance with Section 2.2(a) and Section 2.9. The Guarantor acknowledges that it will receive direct and indirect benefits from the arrangements contemplated by the Credit Documents and that the waiver set forth in this Section 9.4(b) is knowingly made in contemplation of such benefits.
          (ii) The Guarantor agrees that, to the extent that any Credit Party makes payments to the Administrative Agent or any other obligee of the Obligations, or the Administrative Agent or any such obligee receives any proceeds of collateral, and such payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, or otherwise required to be repaid, then to the extent of such repayment the obligations of the Guarantor hereunder shall be reinstated and continued in full force and effect as of the date such initial payment or collection of proceeds occurred. The Guarantor shall indemnify each Agent, each Bank, each Joint Lead Arranger and each affiliate thereof and their respective directors, officers, employees and agents from, and discharge, release, and hold each of them harmless against, any and all losses, liabilities, penalties, actions, judgments, suits, costs, disbursements, claims or damages to which any of them may become subject, insofar as such losses, liabilities, penalties, actions, judgments, suits, costs, disbursements, claims or damages arise out of or result from (1) any actual or proposed use by the Counterparty, or any affiliate of the Counterparty, of any Qualifying Hedge, (2) any breach by the Guarantor of any provision of any Credit Document, (3) any investigation, litigation or other proceeding (including any threatened investigation or proceeding) relating to the foregoing, or (4) any Environmental claim or requirement of Environmental Laws concerning or relating to the presently or previously-owned or operated properties, or the operations or business, of the Guarantor or any of its Subsidiaries, and the Guarantor shall reimburse each Agent, each Bank, each Joint Lead Arranger and each affiliate thereof and their respective directors, officers, employees and agents, upon demand, for any reasonable out-of-pocket expenses (including reasonable legal fees) incurred in connection with any such investigation, litigation or other proceeding; and such indemnification and reimbursement obligations expressly include any such losses, liabilities, penalties, actions, judgments, suits, costs, disbursements, claims, damages, or expenses incurred by reason of the negligence (other than gross negligence) of the Person being indemnified, but exclude any such losses, liabilities, penalties, actions, judgments, suits, costs, disbursements, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified.
          (iii) The Administrative Agent shall have the sole and absolute right to make demands, file suits and claims, engage in other proceedings and exercise any other rights or remedies available to collect amounts owed pursuant to the terms of the guaranties and indemnities set forth in this Article IX and shall do so on the instructions of the Required Banks, subject to Article VII, and the Administrative Agent shall not need the consent of any other Agent, any Bank or any other Person (other than the Required Banks) to do so.
     (c) Modifications and Amendment to the Credit Documents. The parties to the Credit Documents shall have the right to amend or modify such Credit Documents without affecting the rights provided for in this Article IX.
     SECTION 9.5 Continuing Guaranty. This Article IX is a continuing guaranty and shall (a) remain in full force and effect until the indefeasible payment in full and termination of the Obligations, the termination of all Qualifying Hedges, the removal by the Counterparty of all Banks as parties to the Credit Agreement and the giving of notice to the Administrative Agent by the Counterparty of such matters, (b) be binding upon the Guarantor and its respective successors and assigns, (c) inure to the benefit of each of the Agents, Banks and Joint Lead Arrangers and their respective successors, transferees and permitted assigns, and (d) not be terminated by the Guarantor or any other Person.

Without limiting the generality of the foregoing clause (c), any Bank may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement and the assignee shall thereupon become vested with all the benefits in respect thereof granted to such Bank herein or otherwise, provided that such assignment shall be subject to the limitations on assignments set forth in this Agreement. Upon the indefeasible payment in full and termination of the Obligations, the termination of all Qualifying Hedges, the removal by the Counterparty of all Banks as parties to the Credit Agreement and the giving of notice to the Administrative Agent by the Counterparty of such matters, each guaranty granted by this Article IX shall terminate. Upon any such termination hereof, the Administrative Agent will, at the Guarantor’s expense, execute and deliver to the Guarantor such documents as the Guarantor shall reasonably request and take any other actions reasonably requested to evidence or effect such termination.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

COUNTERPARTY:

WILLIAMS PRODUCTION RMT COMPANY

By:	/s/ Gary R. Belitz

Name:	Gary R. Belitz

Title:	Vice President — Finance & Accounting

GUARANTOR:

WILLIAMS PRODUCTION COMPANY, LLC

By:	/s/ Gary R. Belitz

Authorized Officer

ADMINISTRATIVE AGENT:

CITIBANK, N.A., as Administrative Agent and as Computation Agent

By:	/s/ Todd J. Mogil

Authorized Officer

COMPUTATION AGENT:

CITIGROUP ENERGY INC., as Computation Agent

By:	/s/ Joseph W. Tousssaint

Authorized Officer

COLLATERAL AGENT and PV DETERMINATION AGENT:

CALYON NEW YORK BRANCH, as Collateral Agent and as PV Determination Agent

By:	/s/ Darrell Stanley

Authorized Officer

By:	/s/ Michael D. Willis

Authorized Officer
Signature Page to Credit Agreement

BANKS:

CITIBANK, N.A.

By:	/s/ Todd J. Mogil

Authorized Officer

CALYON

By:	/s/ Ricardo L. Gomes

Authorized Officer

By:	/s/ Ian Cheung

Authorized Officer
Signature Page to Credit Agreement